SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                  FORM 10


                GENERAL FORM FOR REGISTRATION OF SECURITIES


  Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934


                         CONX CAPITAL CORPORATION
          (Exact Name of Registrant as Specified in its Charter)


              Delaware                                 62-1736894
    (State or Other Jurisdiction of                 (I.R.S. Employer
    Incorporation or Organization)                 Identification No.)


           502 North Division Street, Carson City, Nevada, 89703
            (Address of Principal Executive Offices) (Zip Code)


    Registrant's Telephone Number, Including Area Code: (702) 886-0713


    Securities to be Registered Pursuant to Section 12(b) of the Act:

                                   None


    Securities to be Registered Pursuant to Section 12(g) of the Act:

                       Common Stock, $.01 par value
                             (Title of Class)

                         CONX CAPITAL CORPORATION

                                  FORM 10

                             TABLE OF CONTENTS

    ITEM No.                                                      Page
    ________                                                      ____

    ITEM 1.   BUSINESS  . . . . . . . . . . . . . . . . . . . . . .  1

    ITEM 2.   FINANCIAL INFORMATION . . . . . . . . . . . . . . .   17

    ITEM 3.   PROPERTIES  . . . . . . . . . . . . . . . . . . . .   22

    ITEM 4.   SECURITY   OWNERSHIP  OF   CERTAIN  BENEFICIAL
              OWNERS AND MANAGEMENT . . . . . . . . . . . . . . .   23

    ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS  . . . . . . . . .   24

    ITEM 6.   EXECUTIVE COMPENSATION  . . . . . . . . . . . . . .   26

    ITEM 7.   CERTAIN     RELATIONSHIPS     AND      RELATED
              TRANSACTIONS  . . . . . . . . . . . . . . . . . . .   26

    ITEM 8.   LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . .   27

    ITEM 9.   MARKET  PRICE   OF   AND   DIVIDENDS  ON   THE
              REGISTRANT'S  COMMON     EQUITY  AND   RELATED
              STOCKHOLDER MATTERS . . . . . . . . . . . . . . . .   27

    ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES . . . . . .   27

    ITEM 11.  DESCRIPTION OF  REGISTRANT'S SECURITIES TO  BE
              REGISTERED  . . . . . . . . . . . . . . . . . . . .   28

    ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS . . . . .   29

    ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA . . . .   31

    ITEM 14.  CHANGES IN AND DISAGREEMENTS  WITH ACCOUNTANTS
              ON ACCOUNTING AND FINANCIAL DISCLOSURE  . . . . . .   31

    ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS . . . . . . . . .   31

                         CONX CAPITAL CORPORATION
                               Common Stock



    FORWARD LOOKING STATEMENTS

         When used in this Form 10 or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be", "will allow", "intends to", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

    ITEM 1.   BUSINESS

    General

         CONX Capital Corporation, a Delaware corporation (the "Company" or "CONX"), with consolidated assets of approximately $8.2 million as of December 31, 1999, is a specialty commercial finance company engaged in the business of originating and servicing loans and equipment leases to smaller businesses, with a primary focus on regional trucking companies. The Company was organized in April 1998 with its headquarters located in Carson City, Nevada. The Company originates, directly or indirectly through one or more subsidiaries and affiliates, long-term fixed and variable rate loan and lease products and may sell such loans and leases either through securitizations or whole loan sales to institutional purchasers on a servicing retained basis. The Company believes that its loan and lease products will be attractive investments to institutional investors because of the credit profile of its borrowers, relatively long loan and lease terms, call protection through prepayment penalties and appropriate risk-adjusted yields. The Company also may periodically make equity investments or receive contingent equity compensation as part of its core lending and leasing business.

    The Company originates loans and leases through marketing offices located in Carson City, Nevada and Little Rock, Arkansas.

         The Company's focus is to provide funding to industries that have been historically underserved by banks and other traditional sources of financing. This focus requires the Company to develop specific industry expertise in the sectors which it will serve in order to provide individualized financial solutions for its borrowers. The Company believes that its industry expertise and proprietary databases, combined with its responsiveness to borrowers, flexibility in structuring transactions and broad product offerings will give it a competitive advantage over more traditional, highly regulated small business lenders. The
    Company's borrowers are anticipated to be generally small business operators, most of whom are independent with proven operating experience and a history of generating positive cash flows. To date, the Company's lease income has been derived from one affiliated company, Continental Express SD, Inc. The Company will rely primarily upon its assessment of enterprise value, based in part possibly on independent third-party valuations, and historical operating cash flows to make credit determinations, as opposed to relying solely on the value of any collateral.

    History

         Harvey Incorporated, Continental Express, Inc., Continental Express SD, Inc., and Dallas Carriers Corporation, all affiliates of the Company by virtue of being under the common control of the Company's majority stockholder, Edward M. Harvey, and members of his family, historically financed tractor and trailer truck equipment acquisitions and leases through financings made by Navistar Financial Corporation, General Electric Capital Corporation, Associates TransCapital, Heller Financial, Inc. and Green Tree Financial Corp. The Company was formed to offer loans and leases to such affiliated entities and to experienced, similarly situated borrowers, and to expand into other commercial financing sectors.

    Business Strategy

         The Company's goal is to become a leading national small business lender in each of its target markets. The Company's growth and operating strategy is based on the following key elements:

         Growth in the Trucking Equipment Industry. The Company plans to concentrate in the tractor and trailer truck equipment financing industry through focused product development, customer service and support. The Company will form specialized teams to assess customer needs, generate customer loyalty and enhance service and support. Management believes that its industry experience and position, relationships with borrowers, and expertise within this sector will assist the Company in increasing its market share.

         Controlled Expansion into New Sectors. Management believes that substantial opportunities exist to extend the Company's expertise into other business sectors. The Company believes that its experience in lending to trucking equipment operators has allowed it to develop a template for efficiently originating and servicing loans and leases in other industry sectors. The Company's philosophy is to provide complete business solutions to identified industries by developing strategies and financial products which are based on industry characteristics and each borrower's specific needs. The Company carefully reviews industry data, seeking business sectors with a combination of large funding requirements, proven cash flow generating capabilities, standardized operations, a scarcity of long-term, fixed rate funding sources and characteristics attractive to secondary market investors.

         Maintenance of Credit Quality. The Company intends to maintain extremely low delinquency and loss experience rates due to lending to experienced operators, its detailed industry knowledge, active oversight of its servicing portfolio, and strict underwriting criteria.

         Efficient  Secondary  Market  Execution.    The  Company   is
    committed to maintaining effective secondary market execution on loans and leases that it originates and sells.

         Diversification of Revenue Sources. Management is committed to developing a diversified revenue base to reduce revenue volatility and enhance profitability. The Company will continually monitor and adjust its loan and lease products and securitization structures to improve the stability of its cash flows. Revenue sources are anticipated to include loan and lease origination points and fees, interest income earned prior to the sale of the loans and leases, whole loan and lease sale profits, securitization profits, loan and lease servicing fees and equity investment returns.

    Loan and Lease Products

         The Company intends to offer loan and lease products and provide other services in the Business Finance Lending sector. The Company, in the future, may expand into the consumer lending and advisory and investment services sectors.

         Business  Finance Lending.   The  Company's  business finance
    lending   activities  are   anticipated  to   include   commercial
    equipment leasing, asset based lending, and loan participations.

         The Company is in the business of leasing equipment, including truck and trailer equipment, and may possibly lease office equipment machines, including copying, data processing, communication, printing and manufacturing equipment, exclusively to business users. Initial lease terms for truck and trailer equipment typically will range from 24 months to 60 months. CONX will commit to purchase this equipment only when it has a signed lease with a lessee who satisfies its credit and funding requirements. Substantially all the leases written by CONX will be full-payout ("direct financing") leases that allow CONX to sell or re-lease the equipment upon termination of the lease. Since inception, the Company has entered into nine financing and related lease transactions, as follows:

              (i) on June 9, 1998, the Company financed the purchase of 25 truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 7.4% per annum, and leased said truck tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per truck tractor of $1,775, and subject to late charges and service charges;

              (ii) on  June  16,   1998,  the  Company  financed   the
         purchase of 32 additional truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 7.4% per annum, and leased said truck tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per truck tractor of $1,775, and subject to late charges and service charges;

              (iii)     on  September 16,  1998, the  Company financed
         the purchase of five trailers from Navistar Financial Corporation over a 48-month term at an interest rate of 7.1% per annum, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per trailer of $475, and subject to late charges and service charges;

              (iv) on September 16, 1998, the Company financed the purchase of five additional trailers from Navistar Financial Corporation over a 48-month term at an interest rate of 7.1% per annum, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per trailer of $475, and subject to late charges and service charges;

              (v) on September 29, 1998, the Company financed the purchase of 10 additional trailers from Navistar Financial Corporation over a 48-month term at an interest rate of 7% per annum, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per trailer of $475, and subject to late charges and service charges;

              (vi) on December 14, 1998, the Company financed the purchase of 40 additional trailers from Navistar Financial Corporation over a 48-month term at an interest rate of 6.5% per annum, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per trailer of $475, and subject to late charges and service charges;

              (vii) on January 5, 1999, the Company financed the purchase of 17 additional truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 6.5% per annum, and leased said truck tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per truck tractor of $1,825, and subject to late charges and service charges;

              (viii) on January 13, 1999, the Company financed the purchase of 18 additional truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 6.5% per annum, and leased said truck tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate per truck tractor of $1,825, and subject to late charges and service charges;

              (ix) on  January  25,  1999, the  Company  financed  the
         purchase of 16 additional truck tractors and 48 additional trailers from Banc One Leasing Corporation over a 48- month term at an interest rate of 6.5% per annum, and leased said tractors and trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate of $1,825 and $475 per truck tractor and trailer, respectively, and subject to late charges and service charges;

              (x)  on  October  20, 1999,  the  Company   financed  the
         purchase of 34 additional trailers from Fleet Capital Leasing over a 48-month term at an interest rate of 7.83%, and leased said trailers to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term
         at  a   monthly   rental  rate   of  $475  per  trailer,  and
         subject to late charges and  service charges;

              (xi) on January 12, 2000, the Company financed the purchase of 20 additional truck tractors from GE Capital Corporation over a 48-month term at an interest rate of 8.26%, and leased said tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate of $1,875 per tractor, and subject to late charges and service charges;

             (xii) on February 7, 2000, the Company financed the purchase of 20 additional truck tractors from Navistar Financial Corporation over a 48-month term at an interest rate of 8.42%, and leased said tractors to its affiliate, Continental Express SD, Inc., on a net lease basis, for a 24-month term at a monthly rental rate of $1,875 per tractor, and subject to late charges and service charges;

         The Company also may purchase small portfolios of existing equipment leases from brokers with whom it has established relationships. These portfolios will be evaluated on an individual basis according to the Company's established credit policy. The Company believes that these acquisitions will allow CONX to grow with greater efficiency than usual at a level of decreased risk due to the portfolio aging that has occurred on the books of the originating broker. CONX will use an established computer system and related software systems to process lease applications, book leases, post lease payments, and closely monitor credit processing and collections. These systems have in part been developed by CONX management.

         Upon expiration of the initial lease terms of its direct-financing leases, CONX expects, on average, to realize slightly more than the "residual value" at which the leased equipment is carried on CONX's books. CONX's ability to recover the recorded estimated residual value depends on the accuracy of initial estimates of the equipment's useful life, the market conditions for used equipment when leases expire, and the effectiveness of CONX's program for re-leasing or otherwise disposing of leased equipment. Residual recovery, however, is not required for CONX to achieve a profitable return on its investment.

         CONX will use a non-cancelable lease, the terms and conditions of which vary only slightly from transaction to transaction. In substantially all of the leases, lessees are obligated to: (i) remit all rents due, regardless of the performance of the equipment, (ii) operate the equipment in a careful and proper manner in compliance with governmental rules and regulations, (iii) maintain and service the equipment, (iv) insure the equipment against casualty losses and public liability, bodily injury and property damage and (v) pay directly, or reimburse CONX for, any taxes associated with the equipment, its use, possession or lease, except those relating to net income derived by CONX therefrom.

         The lease will provide that CONX, in the event of a default by a lessee, may declare the entire unpaid balance of rentals due and payable immediately, and may seize and remove the equipment for subsequent sale, re-lease or other disposition.


         Underwriting. CONX maintains written credit policies that CONX believes are prudent and customary within the lease finance industry. Such policies form the basis for CONX's standardized lease forms and approval processes. On occasion, CONX will make exceptions to its written credit policy for lessees with whom CONX has had past positive experience. In general, CONX's credit policies encourage leasing of income-generating equipment. Within these guidelines, there are few specific equipment or industry prohibitions.

         Under the Company's current underwriting guidelines, each loan is originated after a review of the following criteria: (i) the applicant's ability to repay the loan, (ii) the adequacy of the cash flow of the borrower's operations, and (iii) the real and tangible personal property that serves as collateral for such loan. The Company has created an underwriting model which incorporates historical operating results of the borrower and compares them to industry statistics. The model helps outline the loan proposal to fit the approval guidelines. Loan officers input data provided by potential borrowers into the underwriting model and determine as to whether or not a loan would qualify under the Company's underwriting guidelines before submission to the credit group. This pre-screening process allows for documentation once a loan is accepted for underwriting. The Company's loan originations typically range in size from $15,000 to $75,000 for each truck equipment and trailer loan. To date, the Company's sole borrower has been an affiliated company, Continental Express SD, Inc. The majority of borrowers are anticipated to be multiple unit operators.

         Marketing. CONX markets its equipment lease products through its own in-house sales force and through its network of professional equipment lease brokers. CONX's two person in-house sales force solicit end user customers and vendors to market their equipment lease transactions. In the future, CONX intends to expand its marketing efforts to include more vendors. The sales force also calls on CONX's network of professional equipment lease brokers to solicit these professionals to send their lease transactions to CONX.

         CONX's broker advisory panel will consist of a group of productive brokers who are brought together on an annual basis, so that they may have an open interchange of ideas and information regarding CONX and the leasing marketplace. CONX believes the advisory panel will serve a multi-purpose function by allowing CONX to reward those brokers that provide a profitable base of business to CONX, and also provide CONX the opportunity to market new ideas and concepts to those brokers before a general release to the leasing community. CONX believes that it will benefit by obtaining information on how the brokers work with CONX's competitors (such as special programs and market trends), and this information can then be used to drive future marketing plans.

         Asset Based Lending. The Company anticipates that it will act as a senior secured asset-based lender with initial lending activities in the Southeastern United States with an office located in Little Rock, Arkansas. The Company will provide asset-based lending to small-to medium-sized businesses with annual revenues ranging from approximately $1 million to $100 million. The Company believes that CONX's relationships with venture capital investors and its industry expertise contribute to CONX's ability to distinguish itself from its competitors and grow its lending relationships.

         The Company believes that CONX's loan pricing will be competitive with pricing charged by other commercial finance companies. In addition, CONX attempts to be flexible in the structuring of its revolving credit lines and to provide prompt service in order to gain an advantage over its competitors. When CONX competes against more traditional lenders, it competes less on price and more on flexibility, speed of funding and the relative simplicity of its documentation. CONX will strive to fund its initial loan advance under a loan to an approved client within two weeks of CONX's receipt of required information with respect to the client, and strives to fund future advances generally by the next business day after CONX's receipt of required documentation.

         Loan  Products  and  Originations.    CONX's  loans  will  be
    categorized based  on the type  of collateral  securing the  loan.


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

    CONX will make revolving loans primarily secured by accounts receivable and secondarily by inventory. It also will make term loans secured by real property, equipment or other fixed assets. CONX also may periodically enter into participations with other commercial finance companies. CONX's loans typically will have maturities of two to five years, providing borrowers with greater flexibility to manage their borrowing needs. These loans have an automatic renewal for a one year period at the end of such contract term unless terminated by either party (usually requiring 60 days written notice prior to the end of such term). Equipment loans are term loans typically with three to five-year amortization periods, but are due and payable upon termination of the master loan and security agreement. Accounts receivable loans are revolving lines of credit that are collateralized principally by accounts receivable. Each borrower's customers normally remit their accounts receivable payments directly to CONX, usually on a daily basis. CONX deposits the payments daily and applies the funds to the borrowers' loan balances. CONX typically will lend up to 80% of the principal balance of accounts receivable that meet CONX's eligibility requirements. CONX's internal auditors will conduct quarterly tests of the collateral and financial condition of each borrower. Inventory loans are revolving lines of credit collateralized by eligible inventory that is restricted to raw materials and finished goods. Inventory loans will generally be made in conjunction with accounts receivable loans to qualifying borrowers. Borrowers are required to provide CONX with monthly inventory designations that are supported by a physical listing or a copy of a perpetual computer listing. These reports are compared to the borrower's financial statements for accuracy, and CONX advances the loan proceeds as a percentage of the eligible inventory value. Inventory loans will primarily be structured as revolving lines of credit, but under certain circumstances may be structured to incorporate monthly amortization. Participation loans consist of term loans or revolving lines of credit in which CONX and other lenders (banks or other asset-based lenders) jointly lend to borrowers when the loan amount exceeds the lending limits of an individual lender.

         Underwriting. Before a credit line proposal letter is issued and a line of credit is established, CONX policy requires a review of the prospective client, its principals, business and customer base, including a review of financial statements and other financial records, legal documentation, samples of invoices and related documentation, operational matters, accounts receivable and payable. In addition, CONX confirms certain matters with respect to the prospective client's business and the collectibility of the client's commercial receivables and other potential collateral by conducting public record searches for liens, conducting credit reviews of the prospective client and its principals, contacting major customers and suppliers to identify potential problems, and conducting an on-site audit of the prospective client's invoice, bookkeeping and collection procedures to verify that they are properly conducted and operationally compatible with CONX's operations.

         After the preliminary review and due diligence, CONX will require the prospective borrower to provide a deposit for fees and orders appraisals if lending against inventory, equipment or real estate and will schedule an audit. CONX's internal auditing staff conducts an audit generally consisting of a due diligence review of the prospective borrower's accounting and financial records, including a statistical review of accounts receivable and charge-off history. CONX internal auditors then submit their audit reports and work papers to CONX's credit committee for review prior to the extension of credit. In making a decision to approve a credit line, CONX establishes credit limits under the revolving credit line and analyzes the prospective client's customer base to assure compliance with CONX's policies generally limiting CONX's overall exposure to account debtors, especially with respect to privately held or non-investment grade borrowers. When deemed necessary for credit approval, CONX may obtain guarantees or other types of security from a client or its affiliates and may also obtain subordination and intercreditor agreements from the borrower's other lenders. Although CONX's underwriting guidelines specify a review of the factors described above, CONX does not apply a rigid scoring system to prospective borrowers. Decisions to enter into a relationship with a prospective client are made on a case-by-case basis. CONX's underwriting guidelines and policies provide that, prior to each loan funding, the account executive assigned to the borrower (i) obtains the original or a copy of the invoice to be sent to the borrower and the purchase order (if one is required by CONX) related to such invoice, (ii) confirms the validity and accuracy of a representative sampling of invoices and (iii) mails a letter, on the borrower's letterhead, to the new borrower's customer which introduces CONX and requests that payment be made directly to CONX.

         Credit Monitoring and Controls. An assigned CONX account executive monitors each borrower's credit, collateral and advances. All account executives are required to meet with each of their assigned borrowers at least quarterly to monitor the borrower's business, physically inspect the borrower's facilities and equipment, and discuss any potential problems the borrower may be experiencing. CONX will monitor borrowers' accounts receivable using three forms. The first form is an accounts receivable aging analysis report prepared monthly by the loan processor and reviewed by the account executive, and which includes, among other things, details pertaining to account concentrations and aging trends. The second is an accounts receivable activity summary prepared weekly by the loan processor and reviewed by the account executive, summarizing borrowings, repayments and pledged collateral. The third is a daily report prepared by the borrower and reviewed by the account executive to determine credit availability for a particular day. In addition to the foregoing monitoring procedures, interim audits of all borrowers are scheduled as deemed appropriate. Also, each account is reviewed on its anniversary date and revolving lines are reviewed and reconciled on a monthly basis. Where liquidation is required for repayment of an outstanding loan, CONX attempts to effect a consensual possession of the subject collateral property and joint collection of accounts receivable. In certain instances, court action may be required to ensure collection of receivables and possession of pledged assets.

         Marketing. CONX anticipates that it will obtain business through referrals from banks, venture capitalists, accounting firms, management consultants, existing borrowers, other finance companies and independent brokers. CONX's marketing officers call on CONX's referral sources to identify and receive introductions to potential clients and to identify potential clients from database searches. CONX anticipates that it will compensate its marketing personnel with what it believes are competitive base salaries and commissions based on funded transactions in order to motivate and reward the creation of new business and the renewal of existing business. Such commissions can be a significant portion of the total compensation paid to CONX's marketing personnel. CONX's marketing personnel have no credit decision authority. The Company believes that CONX's marketing strengths are its rapid response time and high level of service.

    Financing

         The Company is anticipated to have an ongoing need to finance its lending activities, which is expected to increase as the volume of loan and lease originations increases. The Company's primary operating cash requirements will include the funding of (i) loans and leases pending their sale, (ii) fees and expenses incurred in connection with its securitization program,
    (iii) overcollateralization or reserve account requirements in connection with loans pooled and sold, (iv) interest, fees, and expenses associated with the Company's warehouse credit and repurchase facilities with certain financial institutions, (v) federal and state income tax payments, and (vi) ongoing administrative and other operating expenses. The Company currently funds these cash requirements primarily by credit facilities from commercial entities and financial institutions, and anticipates that it will rely more heavily on securitizations, whole loan and lease sales, and borrowings as its cash requirements increase.

         Commercial Loans, Repurchase and Warehouse Facilities. The Company is dependent upon its ability to access commercial loans, repurchase facilities and warehouse lines of credit in order to fund new originations and purchases. Historically, affiliates of the Company have had various commercial loans, warehouse lines and reverse repurchase facilities available to finance truck equipment acquisitions.

         To date, the Company has financed the entire purchase prices of trucks and trailers through 48-month commercial loans made by Navistar Financial Corporation at interest rates ranging from 6.5% per annum, by Banc One Leasing Corporation at interest rates of 6.5% per annum, by GE Capital Corporation at interest rates of 8.26%, and by Fleet Capital Leasing at interest rates of 7.83%. Each of those nine commercial loans has been guaranteed by Continental Express SD, Inc., the borrower which is the Company's affiliate.

         The Company, in the future, may enter into warehouse lines of credit with Navistar Financial Corporation or other similarly situated commercial finance institutions. Such warehouse lines of credit are expected to provide additional financing for the Company's continued growth in loan and lease originations. The Company also intends to negotiate with a major financial institution to provide additional financing for the Company's continued growth in loan and lease originations.

         Securitizations of Assets. As a fundamental part of its business and financing strategy, the Company intends to sell substantially all of its loans and leases through securitization, except for loans held for investment. The Company believes that securitizations provide it with greater operating leverage and a reduced cost of funds. In a securitization, the Company sells loans or leases that it has originated or purchased to a trust or special purpose entity for a cash purchase price and an interest in the loans or leases securitized. The cash price is raised through an offering of pass-through certificates by the trust or special purpose entity. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the principal balance of the loans or leases, while the Company receives the balance of the cash flows generated by the securitized assets in the form of principal and interest on any subordinate bonds or residual interests retained. These cash flows represent the excess cash flow collected after credit losses on loans or leases sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee and, where applicable, an insurance fee related to such loans or leases over the life of the loans or leases.

         Each loan or lease securitization may have specific credit enhancement requirements in the form of overcollateralization which must be met before the Company receives cash flows due. As the securitized assets generate cash flows, they may be used to pay down the balance of the pass-through certificates until such time as the ratio of securitized assets to pass-through certificates reaches the overcollateralization requirement specified in each securitization. This overcollateralization amount is carried on the balance sheet as retained interest in loan and lease securitizations. After the overcollateralization requirement and the other requirements specified in the pooling and servicing agreement have been met, the Company begins to receive principal and interest on any subordinate bonds or residual interests retained. It is anticipated that a substantial portion of the Company's gross income will be recognized as gain on sales of loans or leases, which represent the present value of the estimated cash flows on the subordinate bonds or residual interests retained, less origination and underwriting costs. Interest-only and residual certificates in securitizations of mortgage loans retained by the Company may be held as trading securities and adjusted to their respective market value quarterly with corresponding charges and credits made to income in the adjustment period. Subordinate bonds retained by the
    Company may be held as either trading or available for sale securities in accordance with the Company's investment objectives. To the extent that actual results are different from the cash flows the Company estimated, the Company's subordinate bonds, interest-only certificates or residual interest will be adjusted quarterly with corresponding charges made against income in that period.

         Whole Loan and Lease Sales. Depending on market conditions, the Company also intends to execute whole loan and lease sales in which the Company disposes of its entire economic interest in the loans and leases on a non-recourse basis (excluding servicing rights) for cash. Whole loan and lease sale gains/losses will be recognized at the time of sale and there are generally no residuals. The Company seeks to maximize its premium on whole loan sale revenues by closely monitoring institutional purchasers' requirements and focusing on originating or purchasing the types of loans and leases that meet those requirements and for which institutional purchasers tend to pay higher premiums. Whole loan and lease sales are made on a non-recourse basis pursuant to a purchase agreement containing customary representations and warranties by the Company regarding the underwriting criteria applied by the Company and the origination process. The Company, therefore, may be required to repurchase or substitute loans in the event of a breach of its representations and warranties. In addition, the Company may commit to repurchase or substitute a loan if a payment default occurs within the first month following the date the loan is funded, unless other arrangements are made between the Company and the purchaser. The Company may be required either to repurchase or to replace loans or leases which do not conform to the representations and warranties made by the Company in the pooling and servicing agreements entered into when the loans and leases are pooled and sold through securitizations.

    Loan and Lease Servicing and Credit Quality

         The Company's Servicing Department is responsible for loan and lease accounting, compliance monitoring and, as necessary, collections. The Company's servicing operations are located in Little Rock, Arkansas.

         The loan and lease servicing function includes monthly invoicing, payment collections, computing investor payments and processing investor remittances. The primary method for borrower payments is through automatic clearing house direct debiting.

         Compliance  monitoring   procedures  include  a   semi-annual
    review of each borrower's compliance with stated covenants, including fixed charge coverage ratios. In the event a borrower fails to comply with such covenants, the borrower will be placed on the Company's "Credit Watch List." Loans and lease on the
    Credit Watch List are subject to increased scrutiny and monitoring by the Company's servicing personnel. If a payment has not been received by the due date, the loan or lease is considered in default, and the Company will aggressively pursue collection procedures, including collection calls and onsite visits.

         During the first month of a delinquency lasting 10 days or more, the Company will contact the borrower to determine the reason for the default and the likelihood and timing of any payment. The Company will perform a credit investigation and obtain updated financial statements from the borrower and current Dun & Bradstreet and personal credit reports. The borrower's bank and major trade creditors typically will be contacted to provide first-hand verification of the financial status of the borrower. The Company also may retain counsel in the state in which the borrower is located, if it is determined that the borrower or a related entity is in bankruptcy or there is a reason to believe voluntary or involuntary bankruptcy will be declared.

         Within 15 to 45 days of the delinquency, an officer of the Company will meet in person with the delinquent borrower, the nature of the borrower's financial difficulty will be re-examined and the likelihood of repayment will be re-evaluated. The Company will physically inspect the borrower's business unit, and industry consultants or other borrowers may be contacted to evaluate the delinquent business unit.

         After 60 days of delinquency, the loan or lease likely will be accelerated, and the borrower sent a written notice demanding payment of the full amount due in respect of the loan or lease. The borrower may also be reminded that any other loans that the borrower may have from other sources are likely to be in default. If it appears unlikely that the borrower will cure the default, the Company may decide to negotiate with the borrower to induce the borrower to offer the business unit for sale to other borrowers. In this manner the loans and leases could be assumed.

    Interest Rate Risk Management

         The Company's profits depend, in part, on the difference, or "spread" between the effective rate of interest received by the Company on the loans it originates or purchases and the interest rates payable by the Company under its warehouse financing facilities or for securities issued in its securitizations. The spread can be adversely affected because of interest rate increases during the period from the date the loans are originated or purchased until the closing of the sale or securitization of such loans.

         The Company may be required by its warehouse lending facilities to hedge all of its fixed-rate principal loan balance. If that is required, the Company's hedging strategy likely will include selling U.S. Treasury futures in such amounts and maturities as to effectively hedge the interest rate volatility of its portfolio. The Company likely will not maintain naked or leveraged hedge positions.

         In addition, the Company from time to time may use various other hedging strategies to provide a level of protection against interest rate risks on its fixed-rate loans. These strategies may include forward sales of loans or loan-backed securities, interest rate caps and floors, and buying and selling of futures and options on futures. The Company's management determines the nature and quantity of hedging transactions based on various factors, including market conditions and the expected volume of loan originations and purchases. While the Company believes that its hedging strategies will be cost-effective and provide some protection against interest rate risks, no hedging strategy can completely protect the Company from such risks. Further, the Company does not believe that hedging against interest rate risks associated with adjustable-rate loans likely will be cost-effective, and accordingly, likely will not utilize the hedging strategies described above with respect to its adjustable-rate loans.

    Competition

         The Company faces intense competition in the business of originating and selling loans and leases. Traditional competitors in the financial services business include commercial banks, thrift institutions, diversified finance companies, asset-based lenders, and specialty finance companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. Competition can take many forms including convenience in obtaining a loan or lease, customer service, marketing and distribution channels, amount and term of the loan, interest rates charged to borrowers, and credit ratings. In addition, the current level of gains realized by the Company's competitors on the sale of their loans and leases could attract additional competitors into these markets, with the possible effect of lowering gains that may be realized on the Company's future loan and lease sales.

         The Company believes that its industry expertise and proprietary databases, combined with its responsiveness to borrowers, flexibility in structuring transactions and broad product offerings give it a competitive advantage over more traditional, highly regulated small business lenders.

    Regulation

         Lending Laws. Certain aspects of the Company's businesses are subject to regulation and supervision at both the federal and state level. Regulated matters include loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the collection, foreclosure, repossession and claims handling procedures to be utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

         Future Laws. The laws, rules and regulations applicable to the Company are subject to modifications and change. There can be no assurance that rules and regulations, or other such laws, rules or regulations will not be adopted in the future which could make compliance more difficult or expensive, restrict the Company's ability to originate or sell loans, the amount of interest and other charges earned on loans originated or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

    Employees

         At  December   31,  1999  the   Company  had   no  employees.

    Accordingly,    the  Company is  not  subject  to  any  collective
    bargaining agreement.

    ITEM 2.   FINANCIAL INFORMATION

         The following table sets forth selected financial data and other operating information of the Company for the fiscal years ending December 31, 1998 and 1999 derived from the financial statements and notes thereto included elsewhere herein audited by Baird, Kurtz & Dobson, as set forth in the audit report also included elsewhere herein. The following data should be read in conjunction with Management s Discussion and Analysis of
    Financial Condition and Results of  Operations  and the  financial statements of the Company and the notes thereto included elsewhere in this Registration Statement.

    Statements of Income Data:

                               12/31/98    12/31/99    Period Ended
                               --------    ---------   ------------
                                                         6/30/00
                                                         -------
                                                       (unaudited)

   Lease Income                $635,550   $2,894,050   $2,021,087
   Operating expenses
        Depreciation            408,196    1,662,136    1,217,314
        Management Fees                       60,000       30,000
        Professional Fees        36,788        7,894       12,545
        Rent                                   6,000        3,000
        Directors' Fees          15,000       20,000       10,000
        Taxes and Licenses                     4,385        8,935
        Interest Expense        161,727      539,815      348,107
                                -------      -------     --------
        Other                       102        1,387         1354
                                -------      -------     --------
                                621,813    2,301,617    1,631,255
                                -------    ---------    ---------
        Income from Operations   13,737      592,433      389,832
                                 ------    ---------    ---------

        Other Income (expenses)
          Interest income                      2,830        3,386
          Income before
            income taxes         13,737      595,263      393,218
          Provision for
            income taxes          5,220      229,645      150,563
                                -------     --------    ---------
          Net income             $8,517     $365,618     $242,655
                                =======     ========    =========

          Balance Sheet Data:

                               12/31/98     12/31/99     6/30/00
                                                       (unaudited)

          Working capital    $   41,915   $  205,006  $   355,929
          Total assets        4,687,816    8,201,753   11,931,299
          Total liabilities   4,609,299    7,775,618   11,262,509
          Stockholders'
            equity               78,517      426,135      668,790

    Management's Discussion and Analysis of
    Financial Condition and Results of Operations

         The following discussion and analysis below should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Registration Statement.

    First Six Months Ended June 30, 2000

         Lease income was $2,021,087 for the first six months  ended
    June 30, 2000.   As  of  June 30,  2000,  the  Company had  173
    tractors and 142 semi-trailers leased to its customers. Operating expenses (consisting primarily of interest and depreciation) for the first six months ended June 30, 2000 were $1,631,255, and operating expenses as a percentage of lease income was 80.71%. Income from operations for the first six months ended June 30, 2000 was $389,832. Other income for the first six months ended June 30, 2000 was $3,386. Income before income taxes for the first six months ended June 30, 2000 was $393,218, with provision for income taxes of $150,563, resulting in net income for the the first six months ended June 30, 2000 of $242,655.

    Fiscal Year Ended December 31, 1999

         Lease income was $2,894,050 for the fiscal year ended December 31, 1999. As of December 31, 1999, the Company had 133 tractors and 142 semi-trailers leased to its customers. Operating expenses (consisting primarily of interest and depreciation) for the fiscal year ended December 31, 1999 were $2,301,617, and operating expenses as a percentage of lease income was 79.5%. Income from operations for the fiscal year ended December 31, 1999 was $592,433. Other income for the fiscal year ended December 31, 1999 was $2,830. Income before income taxes for the fiscal year ended December 31, 1999 was $595,263, with provision for income taxes of $229,645, resulting in net income for the fiscal year ended December 31, 1999 of $365,618.

    Fiscal Year Ended December 31, 1998

         Lease income was $635,550 for the fiscal year ended December 31, 1998. As of December 31, 1998, the Company had 57 tractors and 60 semi-trailers leased to its customers. Operating expenses (consisting primarily of interest and depreciation) for the fiscal year ended December 31, 1998 were $621,813, and operating expenses as a percentage of lease income was 97.8%. Income from operations for the fiscal year ended December 31, 1998 was
    $13,737. There was no other income or expense for the fiscal year ended December 31, 1998. Income before income taxes for the fiscal year ended December 31, 1998 was $13,737, with provision for income taxes of $5,220, resulting in net income for the fiscal year ended December 31, 1998 of $8,517.

    Liquidity and Capital Resources

              The Company's current assets and working capital are sufficient to meet its needs for the next twelve months of operation as the Company is currently operating. However, the Company has an ongoing need to finance its lending activities. This need is expected to increase as the volume of the Company's loan and lease originations increase. The Company's primary cash requirements include the funding of (i) loans and leases pending their sale, (ii) fees and expenses incurred in connection with its securitization program, (iii) overcollateralization or reserve account requirements in connection with loans pooled and sold, (iv) interest, fees, and expenses associated with the Company's warehouse credit and repurchase facilities with certain financial institutions, (v) federal and state income tax payments, and (vi) ongoing administrative and other operating expenses. To date, the Company currently has funded these cash requirements by credit facilities granted by Navistar Financial Corporation, Banc One Leasing Corporation, GE Capital Corporation and Fleet Capital Leasing and guaranteed by the Company's affiliate, Continental Express SD, Inc. The Company anticipates that it will rely more heavily on securitizations, whole loan and lease sales, and borrowings as its cash requirements increase.

         The Company also has offered and sold its Common Stock to fund its operations. In April 1998, the Company issued 7,000,000 shares of Common Stock for net proceeds of $70,000.

    Inflation

         The impact of inflation is reflected in the increased cost of the Company's operating expenses, excluding depreciation and interest expense. Interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Inflation affects the Company primarily through its effect on interest rates, since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. The Company intends to manage its exposure to inflationary interest rate risks by closely monitoring the difference or spread between the effective rate of interest received by the Company and the rates payable by the Company. See Interest Rate Risk Management above.

    ITEM 3.   PROPERTIES

         The Company's executive and administrative offices are located at 502 North Division Street, Carson, City, Nevada, and 1406 Cantrell Road, Little Rock, Arkansas, and consist of an aggregate of approximately 3,500 square feet. The lease on the premises located in Carson City expires in 2000 and the current annual rent is $1,200. No expense was incurred or recorded in 1999. The lease on the premises in Little Rock expires in 2000 and the current annual rent is $6,000.

         The Company also anticipates that it will rent space for its other offices. It is anticipated that each of these facilities will aggregate approximately 3,000 square feet, and that the terms of these leases will vary as to duration and rent escalation provisions tied to either increases in the landlord's operating expenses or fluctuations in the consumer price index in the relevant geographical area.

    ITEM 4.   SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS AND
              MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of the date hereof by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock;
    (ii) each director; (iii) each executive officer listed in the Summary Compensation Table in Item 6 of this Form 10; and (iv) all directors and executive officers as a group. Unless otherwise indicted, each of the following stockholders has sole voting and investment power with respect to the shares beneficially owned, except to the extent that such authority is shared by spouses under applicable law.

                                     Amount and
       Name and Address of           Nature of          Percentage of
         Beneficial Owner            Beneficial          Outstanding
                                     Ownership             Shares
       -------------------           ---------          -------------

     Edward M. Harvey (1)(2)           4,505,200             67.75%

     Bonnie P. Harvey (1)(3)             350,000              5.26%

     Charles Harvey (1)(4)               350,000              5.26%
     Deborah Harvey (1)(5)               350,000              5.26%

     Jill Pryor (1)(6)                   350,000              5.26%

     Darby Boyd (1)(7)                   350,000              5.26%

     Mark Guffin (1)(8)                  350,000              5.26%
     Diane Miller (1)(9)                  44,800                  *

     All executive officers
     and directors as a
     group (5 persons                   4,505,200           68.78%

     ------------------
    * Denotes less than one percent (1%) of the outstanding shares.

    (1) CONX Capital Corporation and each of such persons may be reached at 502 North Division Street, Carson City, Nevada, 89703, or 1406 Cantrell Road, Little Rock, Arkansas, 72201.

    (2) Edward M. Harvey is the spouse of Bonnie P. Harvey and the father of Charles Harvey, Deborah Harvey and stepfather of Jill Pryor, Darby Boyd, and Mark Guffin. Mr. Harvey disclaims beneficial ownership over any of the shares held by all such persons.

    (3) Bonnie P. Harvey is the spouse of Edward M. Harvey and the stepmother of Charles Harvey and Deborah Harvey, and the mother of Jill Pryor, Darby Boyd and Mark Guffin. Mrs. Harvey disclaims beneficial ownership over any of the shares held by all such persons.

    (4)  Charles Harvey is the son of Edward M. Harvey.

    (5)  Deborah Harvey is the daughter of Edward M. Harvey.

    (6)  Jill Pryor is the daughter of Bonnie Harvey.

    (7)  Darby Boyd is the daughter of Bonnie Harvey.

    (8)  Mark Guffin is the son of Bonnie Harvey.

    (9)  Ms.  Miller's address  is 18  Masters Place  Cove,  Maumelle,
         Arkansas, 72113.


    ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

         The names of the directors and executive officers of the Company, as well as their respective ages and positions with the Company, are as follows:

               Name                Age               Position
          ----------------         ----    --------------------------

          Edward M. Harvey         68      President  and Chairman  of
                                           the Board of Directors

          Todd W. Tiefel           33      Secretary,   Treasurer  and
                                           Director

          John P. Flahavin         63      Director

          Theodore C. Skokos       52      Director

          Michael Kelly Woodridge  41      Director

    _____________________


         Edward M. Harvey has been the President and the Chairman of the Company's Board of Directors since its inception. Prior to founding the Company, Mr. Harvey founded and continues to own and serve as the Chairman of the Board of Harvey Incorporated and affiliated companies, including Harvey Industries, Inc., Harvey Manufacturing Corporation and Advanced Sawmill Machinery, Inc. (Manufacturing), Continental Express SD, Inc. (Trucking), Preston National Bank (Banking) and Continental Lumber Company and Travis Lumber Company, Inc. (Timber).

         Todd W. Tiefel has served as the Secretary, Treasurer and a Director since its inception, and has been the Chief Financial Officer of Harvey Incorporated since 1995. Prior thereto and since before 1993, Mr. Tiefel served in different capacities with Baird, Kurtz & Dobson, Certified Public Accountants, most recently as Audit/Tax Supervisor. Mr. Tiefel is a Certified Public Accountant.

         John P. Flahavin has served as a Director of the Company since its inception. Since 1973, Mr. Flahavin has served as the President of John Flahavin & Associates, an apparel manufacturer and representative of designer manufacturers. In addition, during the 1992 to 1995 period, Mr. Flahavin also served as the President of Teri Jon N.Y., a dress and suit manufacturer generating sales volume of approximately $21,000,000.

         Theodore C. Skokos has served as a Director of the Company since its inception. Mr. Skokos is involved with several other businesses, principally in the telecommunications field, and has served since 1991 as the President of Skokos Cellular Communications of Arkansas, Inc., as President of New Hampshire One Cellular Telephone Company, Inc., and as President of Cardiac Concepts, Inc., a medical device company. In addition, Mr. Skokos has been a member of the law firm of Skokos, Bequette & Billingsley, P.A., since before 1993, and served as that firm's President during 1993-1994.

         Michael  Kelly Wooldridge  has served  as a  Director  of the

    Company since  its inception.   Mr. Wooldridge  has served as  the
    President of Gibraltar National Insurance Company since 1988.

         Directors of the Company are elected annually by the stockholders of the Company to serve for a term of one year or until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors subject to any rights under employment agreements. Each director receives cash compensation of $1,000 per fiscal quarter. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No other compensation is, or will be, paid to directors for services rendered as directors. From the Company's inception to the date of this filing, there have been no meetings of the Company's Board of Directors. Other actions of the Company's Board of Directors were taken pursuant to unanimous written consents.
    There are no family relationships between any directors or officers of the Company.

    ITEM 6.   EXECUTIVE COMPENSATION

         The Company's executive officers and directors are presently not compensated for their services in such capacities.

    ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The officers and directors are required to devote only so much of their time to the Company's affairs as is necessary for the effective conduct of the Company's business. Each of the directors and officers has, and may continue to have, occupations and sources of income other than as a director or officer of the Company.

         To date, the Company's lease income has been derived from one affiliated company, Continental Express SD, Inc., and Continental Express SD, Inc. has guaranteed each of the Company's existing credit facilities granted by Navistar Financial Corporation, Banc One Leasing Corporation, Fleet Capital Leasing, and GE Capital Corporation. Edward M. Harvey, the President and Chairman of the Board of Directors of the Company, owns 67.75% of the issued and outstanding shares of Common Stock of the Company, and is the President and the controlling and majority shareholder of Continental Express SD, Inc.

         Except as set forth above, there have not been any transactions and currently there are no proposed transactions in which the amount involved exceeds $60,000 and in which any director, officer or five percent (5%) shareholder is involved since the Company's inception.

    ITEM 8.   LEGAL PROCEEDINGS

         There are no pending legal proceedings to which the Company is a party or to which any of the Company's assets or properties are subject.

    ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is not presently traded on an established public trading market. Following the filing on this Form 10, the Company anticipates that it will submit its Common Stock for listing on the OTC Electronic Bulletin Board.

         The Company has not declared or paid any cash dividends on its Common Stock and does not intend to declare any dividends in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, and such other factors as the Board of Directors may consider. In addition, if the Company is able to negotiate new credit facilities, such facilities may include restrictions on the Company's ability to pay dividends.

    ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

         In April 1998, the Company issued unregistered securities to the initial shareholders of the Company resulting in the issuance and delivery of 7,000,000 shares of the Company's Common Stock. Such securities were issued at $.01 par value pursuant to the exemptions from registration provided under the Delaware General Corporation Law and the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for issuances of securities not involving any public offering. The following table sets forth the names of the recipients and amounts received in connection with said transaction:

                                   Number of Shares of     Amount
      Name of Stockholder         Common Stock Acquired   Received
      -------------------         ---------------------   --------

        Edward M. Harvey                4,505,200         $ 45,052

        Bonnie P. Harvey                  350,000            3,500

        Charles Harvey                    350,000            3,500

        Deborah Harvey                    350,000            3,500

        Jill Pryor                        350,000            3,500

        Darby Boyd                        350,000            3,500

        Mark Guffin                       350,000            3,500

        Ralph Bradbury                    350,000            3,500

        Diane Miller                       44,800              448


    ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.01 par value (the "Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"). At December 31, 1999, the Company had 6,650,000 shares of Common Stock outstanding and held of record by nine (9) persons. At such date, there were no shares of Preferred Stock issued and outstanding.

    Common Stock

         Each share of Common Stock entitles the holder thereof to one vote for each share on all matters submitted to the stockholders. The Common Stock is not subject to redemption or to liability for further calls. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and to share pro rata in any distribution to stockholders. The stockholders have no conversion, preemptive or other subscription rights. Shares of authorized and unissued Common Stock are issuable by the Board of Directors without any further stockholder approval.

    Preferred Stock

         The Board of Directors is authorized, without further action by the stockholders, to issue from time to time shares of Preferred Stock in one or more classes or series and to fix the designations, voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions) and certain other rights and preferences of the Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. As of the date of this Prospectus, the Company has no plan or arrangement for the issuance of any shares of Preferred Stock.

         1998 Stock Compensation Plan. In April 1998, the Company instituted its 1998 Stock Compensation Plan (the "Stock Compensation Plan") for the purpose of compensating eligible non-employee directors by granting them shares of the Company's Common Stock in lieu of annual director's fees. A total of 100,000 shares are reserved for issuance pursuant to the Stock Compensation Plan. The Stock Compensation Plan is administered by the Board of Directors and provides that members of the Board of Directors who are neither officers nor employees of the Company or of any subsidiary shall receive, on November 15 of each year, 1,000 shares of Common Stock. The Common Stock will be granted only to directors who are not full-time employees as of the grant date. The Stock Compensation Plan may be terminated or amended either by the Board of Directors or by the Board of Directors and the stockholders, but not more often than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Unless the Stock Compensation Plan is amended, neither the number nor type of securities to be granted to directors pursuant to the Stock Compensation Plan may be changed. No shares of the Company's Common Stock have been issued under the Stock Compensation Plan to date.

    ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General
    Corporation Law (the "DGCL"), its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have fiduciary duties to the Company that are not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for action leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, the Company intends to maintain liability insurance for its officers and directors.

         Section 145 of the DGCL permits the Company to, and the Certificate of Incorporation provides that the Company may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise s(including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys'
    fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Such right of indemnification shall inure to such individuals whether or not the claim asserted is based on matters that antedate the adoption of the Certification of Incorporation. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Certificate of Incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by the Certificate of Incorporation, by any agreement, by vote of stockholders, by resolution of directors, by provision of law or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Section  102(b)(7)  of  the  DGCL  permits  a  corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to unlawful dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Section 102(b)(7) of the DGCL is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. The Company believes this provision will assist it in securing the services of qualified directors who are not employees of the Company. This provision has no effect on the availability of equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

    ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The financial statements and Schedules  required to be  filed
    hereunder are enclosed on Pages F-1 through F-22.   Also  attached
    is required interim data.

    ITEM 14.  CHANGES  IN  AND   DISAGREEMENTS  WITH   ACCOUNTANTS  ON
              ACCOUNTING AND FINANCIAL DISCLOSURE

         Baird, Kurtz & Dobson, Certified Public Accountants, have served as the Company's principal accountant since the Company's formation. There were no accounting or auditing disagreements between the Company and Baird, Kurtz & Dobson.

    ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Financial   Statements   -  See   Index   to   Financial
    Statements on Pages F-1 and F-12 of this Information Sheet.

         (b)  Exhibits -

              3.1  Certification of Incorporation

              3.2  Bylaws

              10.1 Registrant's 1998 Stock Compensation Plan

              23.1 Consent of Baird, Kurtz  & Dobson, Certified Public
                   Accountants

                                SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  CONX CAPITAL CORPORATION,


Dated August 3, 2000                  By:   /s/  Edward M. Harvey
                                      _________________________________
                                       Edward M. Harvey, President

                         CONX CAPITAL CORPORATION
                                  FORM 10

                             INDEX TO EXHIBITS

    Exhibits                                                       Page
    --------                                                       -----


  3.1   Certificate of Incorporation of the Registrant . . . . . .  35
  3.2   Bylaws of the Registrant . . . . . . . . . . . . . . . . .  45
 10.1   Registrant's 1998 Stock Compensation Plan  . . . . . . . .  63
 23.1   Consent of  Baird, Kurtz & Dobson,  Certified Public
        Accountants  . . . . . . . . . . . . . . . . . . . . . . .  70

    ________________________________________________

                                                           EXHIBIT 3.1
                       CERTIFICATE OF INCORPORATION

                                    OF

                         CONX CAPITAL CORPORATION


         FIRST:     The  name  of  the  corporation  is  CONX  Capital
    Corporation (hereinafter referred to as the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

         FOURTH:    (a)   General.   The maximum  number of  shares of
    capital  stock  that  the  Corporation   is  authorized  to   have
    outstanding at any one time is thirty million (30,000,000) shares, consisting of: (i) twenty-five million (25,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock") and (ii) five million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

         (b) Preferred Stock. Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to the provisions of this ARTICLE FOURTH and to the limitations prescribed by law, to authorize the issuance from time to time of one or more series of Preferred Stock. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following by resolution or resolutions adopted by the affirmative vote of a majority of the total number of the Directors then in office:

           (i)  The designation of such series;

           (ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation's capital stock and whether such dividends shall be cumulative or non-cumulative;

           (iii) Whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of any other corporation, by the Corporation or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices, rates, adjustments and other terms and conditions of such redemptions;

           (iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

           (v) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same class of the Corporation's capital stock and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

           (vi) The restrictions, if any, on the issue or reissue of any additional Preferred Stock;

           (vii) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

           (viii)  The  provisions as to voting, optional and/or other
    special  rights  and  preferences,  if  any,  including,   without
    limitation, the right to elect one or more Directors.

         (c) Common Stock. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation (the "Certificate"), the holders of Common Stock (i) subject to the rights of holders of any series of Preferred Stock, shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section (b) of this ARTICLE FOURTH.

           (i) The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation's capital stock.

           (ii) No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation whether now or hereafter authorized.

           (iii) Except as otherwise provided by the Delaware General Corporation Law or this Certificate, and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, change, add to or repeal the By-laws of the Corporation by the affirmative vote of a majority of the total number of Directors then in office. Any alteration or repeal of the By-laws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on such alteration or repeal, subject to ARTICLE NINTH hereof and applicable provisions of the Corporation's By-laws.

         SEVENTH: (a) Stockholder Action. Election of Directors need not be by written ballot unless the By-laws of the Corporation so provide. Subject to any rights of holders of any series of Preferred Stock, from and after the date on which the Common Stock of the Corporation is registered pursuant to the Exchange Act, (i) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected in lieu thereof by any consent in writing by such stockholders, (ii) special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of Directors then in office or by the chief executive officer of the Corporation, and (iii) advance notice of stockholder nominations of persons for election to the Board of Directors of the Corporation and of business to be brought before any annual meeting of the stockholders by the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

         (b)                      Number  of  Directors  and  Term  of

    Office. Subject to any rights of holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors which shall constitute the Board of Directors of the Corporation shall be fixed from time to time in the manner set forth in the By-laws of the Corporation.

         (c) Removal and Resignation. No Director may be removed from office without cause and without the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors voting together as a single class; provided, however, that if the holders of any class or series of capital stock are entitled by the provisions of this Certificate (it being understood that any references to this Certificate shall include any duly authorized certificate of designation) to elect one or more Directors, such Director or Directors so elected may be removed without cause only by the vote of the holders of a majority of the outstanding shares of that class or series entitled to vote. Any Director may resign at any time upon written notice to the Corporation.

         (d) Vacancies and Newly Created Directorships. Subject to any rights of holders of any series of Preferred Stock to fill such newly created Directorships or vacancies, any newly created Directorships resulting from any increase in the authorized number of Directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal from office for cause shall, unless otherwise provided by law or by resolution approved by the affirmative vote of a majority of the total number of Directors then in office, be filled only by resolution approved by the affirmative vote of a majority of the total number of Directors then in office. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen, and until his successor shall have been duly elected and qualified, unless he shall resign, die, become disqualified or be removed for cause.

         EIGHTH: (a) Dividends. The Board of Directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other purpose or purposes, and to abolish or add to any such reserve or reserves from time to time as said Board may deem to be in the interest of the Corporation; and said Board shall likewise have power to determine in its discretion, except as herein otherwise provided, what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared in dividends and paid to the stockholders of the Corporation.

         (b) Issuance of Stock. The shares of all classes of stock of the Corporation may be issued by the Corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of the Corporation, provided that shares of stock having a par value shall not be issued for a consideration less than such par value, as determined by the Board. At any time, or from time to time, the Corporation may grant rights or options to purchase from the Corporation any shares of its stock of any class or classes to run for such period of time, for such consideration, upon such terms and conditions, and in such form as the Board of Directors may determine. The Board of Directors shall have authority, as provided by law, to determine that only a part of the consideration which shall be received by the Corporation for the shares of its stock which it shall issue from time to time, shall be capital; provided, however, that, if all the shares issued shall be shares having a par value, the amount of the part of such consideration so determined to be capital shall be equal to the aggregate par value of such shares. The excess, if any, at any time, of the total net assets of the Corporation over the amount so determined to be capital, as aforesaid, shall be surplus. All classes of stock of the Corporation shall be and remain at all times nonassessable.

         The Board of Directors is hereby expressly authorized, in its discretion, in connection with the issuance of any obligations or stock of the Corporation (but without intending hereby to limit its general power so to do in other cases), to grant rights or options to purchase stock of the Corporation of any class upon such terms and during such period as the Board of Directors shall determine, and to cause such rights to be evidenced by such warrants or other instruments as it may deem advisable.

         (c)                      Inspection  of  Books  and  Records.
    The Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

         (d) Location of Meetings, Books and Records. Except as otherwise provided in the By-laws, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said

    State at such places as may, from time to time, be designated by the Board of Directors.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Certificate to the contrary, Sections (a), (b) and (c) of ARTICLE FOURTH, ARTICLE TENTH, ARTICLE SEVENTH, and this ARTICLE NINTH of this Certificate shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on such alteration, amendment or repeal, voting together as a single class (other than any alteration or amendment to Section (a) of ARTICLE FOURTH that increases the authorized number of shares of Preferred Stock or Common Stock).

         TENTH:  (a)  Limitation of Liability.

           (i) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation's By-laws, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

                                  (ii)   Any repeal or modification of
    the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

         (b) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section (c) of this ARTICLE TENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section (b) of this ARTICLE TENTH shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an "advance of expenses"); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section (b) or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

         (c) Procedure for Indemnification. Any indemnification of a Director or officer of the Corporation or advance of expenses under Section (b) of this ARTICLE TENTH shall be made promptly, and in any event within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days), upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this ARTICLE TENTH is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days), the right to indemnification or advances as granted by this ARTICLE TENTH shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section (b) of this ARTICLE TENTH, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the
    applicable   standard   of   conduct.       The   procedure    for
    indemnification of other employees and agents for whom indemnification is provided pursuant to Section (b) of this ARTICLE TENTH shall be the same procedure set forth in this Section (c) for Directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

         (d) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         (e) Service for Subsidiaries. Any person serving as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a "subsidiary" for this ARTICLE TENTH) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

         (f) Reliance. Persons who after the date of the adoption of this provision become or remain Directors or officers of the Corporation or who, while a Director or officer of the Corporation, become or remain a Director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE TENTH in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE TENTH shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

         (g) Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

         (h) Merger or Consolidation. For purposes of this ARTICLE TENTH, references to the "Corporation" shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers and employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE TENTH with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

         ELEVENTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law with respect to business combinations with interested stockholders.

         IN WITNESS WHEREOF, the undersigned hereby executed this instrument and affirms, under penalty of perjury, that this instrument is the act and deed of the undersigned and that the facts stated herein are true, and accordingly have hereunto set my hand this 14th day of April, 1998.


                                  /s/ DOLORES CLEAVER
                                  ---------------------------------
                                  DOLORES CLEAVER, Sole Incorporator
                                  Corporation Service Company
                                  1013 Centre Road
                                  Wilmington, DE 19805

                                                           EXHIBIT 3.2
                                  BY-LAWS

                                    OF

                         CONX CAPITAL CORPORATION,
                          A Delaware Corporation

                      (Adopted as of April 14, 1998)

                                 ARTICLE I
                                  OFFICES

      Section 1. Registered Office. The registered office of CONX CAPITAL CORPORATION (the "Corporation") in the State of Delaware shall be located at 1013 Centre Road, in the City of Wilmington, Delaware, County of New Castle 19805. The name of the Corporation's registered agent at such address shall be Corporation Service Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.

      Section 2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                ARTICLE II
                         MEETINGS OF STOCKHOLDERS

      Section 1. Annual Meeting. An annual meeting of the stockholders shall be held each year within 150 days after the close of the immediately preceding fiscal year of the Corporation or at such other time specified by the Board of Directors for the purpose of electing Directors and conducting such other proper business as may come before the annual meeting. At the annual meeting, stockholders shall elect Directors and transact such other business as properly may be brought before the annual meeting pursuant to Section 11 of ARTICLE II hereof.

      Section   2.    Special   Meetings.  Special  meetings   of  the
    stockholders may only be called in the manner provided in the Certificate of Incorporation.

      Section 3. Place of Meetings. The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Corporation. If for any reason any annual meeting shall not be held during any year, the business thereof may be transacted at any special meeting of the stockholders.
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

      Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the Board of Directors, the chairman of the board, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

      Section 5. Stockholders List. The officer having charge of the stock ledger of the Corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

      Section 6. Quorum. The holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by the General Corporation Law of the State of Delaware or by the Certificate of Incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place. When a specified item of business requires a vote by a class or series (if the Corporation shall then have outstanding shares of more than one class or series) voting as a class or series, the holders of a majority of the shares of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business.

      Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.


      Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless (i) by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question, or (ii) the subject matter is the election of
    Directors, in which case Section 2 of ARTICLE III hereof shall govern and control the approval of such subject matter.

      Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Corporation or any amendments thereto or these By-laws, every stockholder shall at every meeting of the stockholders be entitled to (i) one vote in person or by proxy for each share of common stock held by such stockholder.

      Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

      Section 11. Business Brought Before an Annual Meeting. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be
    (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors,
    (ii) brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 60 days nor more than 90 days prior to the meeting;provided, however, that in the event that less than 70 days' notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business,
    (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this section. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this section; if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. For purposes of this section,"public announcement" shall mean disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service. Nothing in this section shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                ARTICLE III
                                 DIRECTORS

      Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to such powers as are herein and in the Certificate of Incorporation expressly conferred upon it, the Board of Directors shall have and may exercise all the powers of the Corporation, subject to the provisions of the laws of Delaware, the Certificate of Incorporation and these By-laws.

      Section 2. Number, Election and Term of Office. Subject to any rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors which shall constitute the Board of Directors shall be fixed at five (5), and hereafter such number shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of Directors then in office. The Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of Directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more Directors pursuant to the provisions of the Certificate of Incorporation of the Corporation (including, but not limited to, for purposes of these By-laws, pursuant to any duly authorized certificate of designation), such Directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such Directors. The Directors shall be elected and shall hold office only in the manner provided in the Certificate of Incorporation.

      Section 3. Removal and Resignation. No Director may be removed from office without cause and without the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of Directors voting together as a single class; provided, however, that if the holders of any class or series of capital stock are entitled by the provisions of the Certificate of Incorporation (it being understood that any references to the Certificate of Incorporation shall include any duly authorized certificate of designation) to elect one or more Directors, such Director or Directors so elected may be removed without cause only by the vote of the holders of a majority of the outstanding shares of that class or series entitled to vote. Any Director may resign at any time upon written notice to the Corporation.

      Section 4. Vacancies. Vacancies and newly created directorships resulting from any increase in the total number of Directors may be filled only in the manner provided in the Certificate of Incorporation.

      Section 5.  Nominations.

         (a) Only persons who are nominated in accordance with the procedures set forth in these By-laws shall be eligible to serve as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (i) by or at the direction of the Board of Directors, or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-law, who is entitled to vote generally in the election of Directors at the meeting and who shall have complied with the notice procedures set forth below in Section 5(b).

         (b) In order for a stockholder to nominate a person for election to the Board of Directors of the Corporation at a meeting of stockholders, such stockholder shall have delivered timely notice of such stockholder's intent to make such nomination in writing to the secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, and (ii) in the case of a special meeting at which Directors are to be elected, not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a Director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) as to the stockholder giving the notice (A) the name and address, as they appear on the Corporation's books, of such stockholder and (B) the class and number of shares of the Corporation which are beneficially owned by such stockholder and also which are owned of record by such stockholder; and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of the Corporation which are beneficially owned by such person. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

         (c)                      No  person  shall  be  eligible   to
    serve as a Director of the Corporation unless nominated in accordance with the procedures set forth in this section. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this section, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. A stockholder seeking to nominate a person to serve as a Director must also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section.

      Section 6. Annual Meetings. The annual meeting of the Board of Directors shall be held without other notice than this By-law immediately after, and at the same place as, the annual meeting of stockholders.

      Section 7. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board of Directors.

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

    Special meetings of the Board of Directors may be called by the chairman of the board, the president (if the president is a Director) or, upon the written request of at least a majority of the Directors then in office, the secretary of the Corporation on at least 24 hours notice to each Director, either personally, by telephone, by mail or by telecopy.

      Section 8. Chairman of the Board, Quorum, Required Vote and Adjournment. The Board of Directors shall elect, by the affirmative vote of a majority of the total number of Directors then in office, a chairman of the board, who shall preside at all meetings of the stockholders and Board of Directors at which he or she is present and shall have such powers and perform such duties as the Board of Directors may from time to time prescribe. If the chairman of the board is not present at a meeting of the stockholders or the Board of Directors, the president (if the president is a Director and is not also the chairman of the board) shall preside at such meeting, and, if the president is not present at such meeting, a majority of the Directors present at such meeting shall elect one of their members to so preside. A majority of the total number of Directors then in office shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Certificate of Incorporation or these By-laws a different vote is required, the vote of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

      Section 9. Committees. The Board of Directors may, by resolution passed by a majority of the total number of Directors then in office, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation, which to the extent provided in such resolution or these By-laws shall have, and may exercise, the powers of the Board of Directors in the management and affairs of the Corporation, except as otherwise limited by law. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

      Section 10. Committee Rules. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. Unless otherwise provided in such a resolution, in the event that a member and that member's alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

      Section 11. Communications Equipment. Members of the Board of Directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

      Section 12. Waiver of Notice and Presumption of Assent. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

      Section 13. Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of such board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.


                                ARTICLE IV
                                 OFFICERS

      Section 1. Number. The officers of the Corporation shall be elected by the Board of Directors and shall consist of a chairman of the board, a chief executive officer, a president, one or more vice-presidents, a secretary, a chief financial officer and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person, except that neither the chief executive officer nor the president shall also hold the office of secretary. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable, except that the offices of president and secretary shall be filled as expeditiously as possible.

      Section 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

      Section 3. Removal. Any officer or agent elected by the Board of Directors may be removed by the Board of Directors at its discretion, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

      Section  4.   Vacancies.  Any  vacancy occurring  in  any office
    because  of   death,  resignation,  removal,  disqualification  or
    otherwise may be filled by the Board of Directors.

      Section 5. Compensation. Compensation of all executive officers shall be approved by the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a Director of the Corporation; provided, however, that compensation of all executive officers may be determined by a committee established for that purpose if so authorized by the unanimous vote of the Board of Directors.

      Section 6. Chairman of the Board. The chairman of the board shall preside at all meetings of the stockholders and of the Board of Directors and shall have such other powers and perform such other duties as may be prescribed to him or her by the Board of Directors or provided in these By-laws.

      Section 7. Vice-Chairman of the Board. Whenever the chairman of the board is unable to serve, by reason of sickness, absence, or otherwise, the vice-chairman shall have the powers and perform the duties of the chairman of the board. The vice-chairman shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the board of directors or these By-laws.

      Section 8. Chief Executive Officer. The chief executive officer shall have the powers and perform the duties incident to that position. Subject to the powers of the Board of Directors and the chairman of the board, the chief executive officer shall be in the general and active charge of the entire business and affairs of the Corporation, and shall be its chief policymaking officer. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these By-laws. The chief executive officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chief executive officer shall perform all the duties and responsibilities and exercise all the powers of the president.

      Section 9. The President. The president of the Corporation shall, subject to the powers of the Board of Directors, the chairman of the board and the chief executive officer, have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees. The president shall see that all orders and resolutions of the Board of Directors are carried into effect. The president is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The president shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the chief executive officer, the Board of Directors or as may be provided in these By-laws.

      Section 10. Vice-Presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the Board of Directors or the chairman of the board, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the Board of Directors, the chairman of the board, the chief executive officer, the president or these By-laws may, from time to time, prescribe. The vice-presidents may also be designated as executive vice-presidents or senior vice-presidents, as the Board of Directors may from time to time prescribe.

      Section 11. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the Board of Directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity. Under the chairman of the board's supervision, the secretary shall give, or cause to be given, all notices required to be given by these By-laws or by law; shall have such powers and perform such duties as the Board of Directors, the chairman of the board, the chief executive officer, the president or these By-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, any of the assistant secretaries, shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors, the chairman of the board, the chief executive officer, the president, or secretary may, from time to time, prescribe.

      Section 12. The Chief Financial Officer. The chief financial officer shall have the custody of the corporate funds and securities; shall keep full and accurate all books and accounts of the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the chairman of the board or the Board of Directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation; shall have such powers and perform such duties as the Board of Directors, the chairman of the board, the chief executive officer, the president or these By-laws may, from time to time, prescribe. If required by the Board of Directors, the chief financial officer shall give the Corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of chief financial officer and for the restoration to the Corporation, in case of death, resignation, retirement or removal from office of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the chief financial officer belonging to the Corporation.

      Section 13. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these By-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

      Section 14. Absence or Disability of Officers. In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer's place during such officer's absence or disability, the Board of
    Directors may by resolution delegate the powers and duties of such officer to any other officer or to any Director, or to any other person selected by it.

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

                                 ARTICLE V
                           CERTIFICATES OF STOCK

      Section 1. Form. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by the chairman of the board, the chief executive officer or the president and the secretary or an assistant secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation. If such a certificate is countersigned (i) by a transfer agent or an assistant transfer agent other than the Corporation or its employee or (ii) by a registrar, other than the Corporation or its employee, the signature of any such chairman of the board, chief executive officer, president, secretary or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the Corporation. Shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder's attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates and record the transaction on its books. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation.

      Section 2. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any

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

    certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

      Section 3. Fixing a Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

      Section 4. Fixing a Record Date for Other Purposes. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

      Section 5. Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or

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

    shares of stock with a request to record the transfer of such share or shares, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

      Section 6. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the Board of Directors. Any call made by the Board of Directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.

                                ARTICLE VI
                            GENERAL PROVISIONS

      Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or any other purpose, and the Directors may modify or abolish any such reserve in the manner in which it was created.

      Section 2. Checks, Drafts or Orders. All checks, drafts or other orders for the payment of money by or to the Corporation and all notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall be determined by resolution of the Board of Directors or a duly authorized committee thereof.

      Section  3.   Contracts.  In  addition to  the  powers otherwise

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

    granted to officers pursuant to ARTICLE IV hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

      Section 4. Loans. The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a Director of the Corporation or its subsidiaries, whenever, in the judgment of the Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

      Section 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

      Section 6. Corporate Seal. The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

      Section 7. Voting Securities Owned By Corporation. Voting securities in any other Corporation held by the Corporation shall be voted by the chief executive officer, the president or a vice-president, unless the Board of Directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.


      Section 8. Inspection of Books and Records. The Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book

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

    or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

      Section 9. Section Headings. Section headings in these By-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

      Section 10. Inconsistent Provisions. In the event that any provision of these By-laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

                                ARTICLE VII
                                AMENDMENTS

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, change, add to or repeal these By-laws by the affirmative vote of a majority of the total number of Directors then in office. Any alteration or repeal of these By-laws by the stockholders of the Corporation shall require the affirmative vote of a majority of the outstanding shares of the Corporation entitled to vote on such alteration or repeal; provided, however, that Section 11 of ARTICLE II and Sections 2, 3, 4 and 5 of ARTICLE III and this ARTICLE VII of these By-laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 662/3% of the outstanding shares of the Corporation entitled to vote on such alteration or repeal.

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

                                                          EXHIBIT 10.1

                         CONX CAPITAL CORPORATION
                         STOCK PURCHASE AGREEMENT


      STOCK PURCHASE AGREEMENT ("Agreement") dated as of ____________, between CONX CAPITAL CORPORATION, an Delaware corporation (the "Company"), and _____________________________ (the "Stockholder").


    I.   PURCHASE AND SALE OF STOCK

      Pursuant to the CONX Capital Corporation 1998 Stock Incentive Plan (the "Plan"), the Company hereby sells to Stockholder, and Stockholder hereby purchases from the Company, __________________ shares of the Common Stock of the Company (the "Shares").

    II.  PURCHASE PRICE

      The purchase price for the Shares shall be $ ______________ per share, or an aggregate purchase price of $ ____________________. Concurrently herewith, Stockholder shall deliver to the Company cash or a check payable to the order of the Company in the amount of the aggregate purchase price.

    III.   INVESTMENT REPRESENTATIONS

      SECTION 3.01. Investment Intent. Stockholder hereby warrants and represents that Stockholder is sufficiently aware of the Company's business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Shares. Stockholder hereby warrants and represents that Stockholder is acquiring the Shares for Stockholder's own account and not with a view to their resale or distribution and that Stockholder is prepared to hold the Shares for an indefinite period and has no present intention to sell, distribute or grant any participating interests in the Shares. Stockholder hereby acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), and that the Company is issuing the Shares to Stockholder in reliance on the representations made by Stockholder herein.

      SECTION 3.02. Restricted Securities. Stockholder hereby confirms that Stockholder has been informed that the Shares may not be resold or transferred unless the Shares are first registered under the federal securities laws or unless an

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

    exemption from such registration is available. Accordingly, Stockholder hereby acknowledges that Stockholder is prepared to hold the Shares for an indefinite period and that Stockholder is aware that Rule 144 of the Securities and Exchange Commission issued under the 1933 Act is not presently available to exempt the sale of the Shares from the registration requirements of the 1933 Act. Should Rule 144 subsequently become available, Stockholder is aware that any sale of the Shares effected pursuant to the Rule may, depending upon the status of Stockholder as an "affiliate" or "non-affiliate" under the Rule, be made only in limited amounts in accordance with the provisions of the Rule, and that in no event may any Shares be sold pursuant to the Rule until Stockholder has held the Shares for the requisite holding period following payment in cash of the aggregate purchase price for the Shares.

      SECTION 3.03. Disposition of Shares. Stockholder hereby agrees that Stockholder shall make no disposition of the Shares unless and until:

      (a)  Stockholder  shall   have  notified  the  Company   of  the
    proposed disposition and provided a written summary of the terms and conditions of the proposed disposition; and

      (b) Stockholder shall have provided the Company with written assurances from the Stockholder and the opinion of the Company's counsel (at the Company's expense), in form and substance reasonably satisfactory to the Company, that (i) the proposed disposition does not require registration of the Shares under the 1933 Act, or (ii) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or of any exemption from registration available under the 1933 Act has been taken.

      The Company shall not be required (x) to transfer on its books any Shares which have been sold or transferred in violation of the provisions of this Section 3.03, or (y) to treat as the owner of the Shares, or otherwise to accord voting or dividend rights to, any transferee to whom the Shares have been transferred in contravention of this Section 3.03.

    IV.  RESTRICTIVE LEGEND

      In order to reflect the restrictions on disposition of the Shares, the stock certificates for the Shares will be endorsed with the following restrictive legend:

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

           THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT") AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE ACT AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION PROMULGATED THEREUNDER.

    V.   GENERAL PROVISIONS

      SECTION 5.01. Further Assurances. Stockholder shall promptly take all actions and execute all documents requested by the Com-pany which the Company deems to be reasonably necessary to effec-tuate the terms and intent of this Agreement.

      SECTION 5.02. Attorneys' Fees. In the event that any action, suit or other proceeding is instituted upon any breach of this Agreement, the prevailing party shall be paid by the other party hereto an amount equal to all of the prevailing party's costs and expenses, including attorneys' fees incurred in each and every such action, suit or proceeding (including any and all appeals or petitions therefrom). As used in this Agreement, "attorneys' fees" shall mean the full and actual cost of any legal services actually performed in connection with the matter involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

      SECTION 5.03. The Plan. This Agreement is made pursuant to the Plan, and it is intended, and shall be interpreted in a manner, to comply therewith. Any provision of this Agreement inconsistent with the Plan shall be superseded and governed by the Plan.

      SECTION 5.04. Headings. Headings, titles and captions contained in this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement for any other purpose.

      SECTION 5.05. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Stockholder and the Stockholder's legal representatives, heirs, legatees, distributees, assignees and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement, in the case of the Company by its duly authorized officer, on the day and year first indicated above.

    "COMPANY"                     "STOCKHOLDER"

    CONX CAPITAL CORPORATION,


    By:
       ___________________________________   _________________________
      Its:                                         [Signature]
           _______________________________


                                             _________________________
                                               [Type or Print Name]

                                             _________________________
                                             _________________________
                                             _________________________
                                             _________________________
                                                  [Print Address]

                                                          EXHIBIT 10.1
                         CONX CAPITAL CORPORATION

                       1998 STOCK COMPENSATION PLAN


    I.   GENERAL PURPOSE OF PLAN

      The name of this plan is CONX Capital Corporation 1998 Stock Compensation Plan (the "Plan"). The purpose of the Plan is to enable CONX Capital Corporation (the "Company") to obtain and retain the services of the types of non-employee Directors and advisors who will contribute to the Company's long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company.

    II.  DEFINITIONS

      For purposes of the Plan, the following terms shall be defined as set forth below.

      "Administrator"  shall have the meaning  as set forth in Article
    III.

      "Board" means the Board of Directors of the Company.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.

      "Company"   means  CONX   Capital  Corporation,   a  corporation
    organized under the laws of the State of Delaware (or any successor corporation).

      "Director" means a member of the Board.

      "Eligible Person" means any Director of the Company that is not a full-time employee (more than 1,000 hours of service annually) of the Company, or any Parent or any Subsidiary of the Company. Employees of the Company, any Parent or any Subsidiary may not be Eligible Persons.

      "Grant Date" means November 15 of each year of the Plan.

      "Grantee" means an Eligible Person who is granted Stock pursuant to the Plan.

      "Parent" means any present or future corporation which would be a "parent corporation" as that term is defined in Section 424 of the Code.

      "Plan" means CONX Capital Corporation 1998 Stock Compensation Plan, as the same may be amended or supplemented from time to time.

      "Stock" means the Common Stock, no par value per share, of the Company.

      "Subsidiary" means any present or future corporation which would be a "subsidiary corporation" as that term is defined in Section 424 of the Code.

    III.   ADMINISTRATION

      SECTION 3.01. The Administrator. The Plan shall be administered by those persons appointed by the Board (the group that administers the Plan is referred to as the "Administrator"). The Administrator shall not be an Eligible Person.

      SECTION 3.02. Powers in General. The Administrator shall have the power and authority to grant Stock to Eligible Persons, pursuant to the terms of the Plan.

      SECTION   3.03.     Specific  Powers.      In  particular,   the
    Administrator shall have the authority: (i) to construe and interpret the Plan and apply its provisions; (ii) to promulgate, amend and rescind rules and regulations relating to the administration of the Plan; (iii) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; and (iv) to make any and all other determinations which it determines to be necessary or advisable for administration of the Plan.

    IV.  STOCK SUBJECT TO PLAN

      Subject to adjustment as provided in Article VIII, the total number of shares of Stock reserved and available for issuance under the Plan shall be 100,000 shares.

    V.   ELIGIBILITY

      Each Director of the Company who is an Eligible Person, shall be eligible to be granted Stock hereunder subject to limitations set forth in this Plan.

    VI.  STOCK GRANT

      In lieu of Directors' fees, 1,000 shares of Stock shall be granted to each eligible Person on each Grant Date.

    VII.   AMENDMENT AND TERMINATION

      The Board may amend, alter or discontinue the Plan at any time.

    VIII.  CHANGES IN CAPITALIZATION; SPLITS, LIQUIDATIONS,
      MERGERS AND REORGANIZATIONS

      SECTION 8.01. Stock Splits. The aggregate shares of Stock that may be granted to Eligible Persons under the Plan may be proportionately adjusted by the Administrator for any increase or decrease in the number of issued shares of Stock of the Company resulting from a stock split, a reverse stock split, a subdivision or consolidation of shares or other similar capital adjustment, the payment of a stock dividend or any other increase or decrease in such shares effected without receipt of consideration by the Company. Any such determination by the Administrator shall be conclusive.

      SECTION 8.02. Reorganizations. Upon the dissolution or liquidation of the Company or upon any reorganization, merger, consolidation pursuant to which the Company does not survive (except for a reincorporation of the Company in another state) or sale of all or substantially all of the assets of the Company or upon a change in composition of the Board (not approved by a majority of the Board in office at the time of such change) that results in a change of "control" of the Company (for purposes of this Section, "control" is defined in Rule 405 of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended), the Plan shall terminate. The grant of Stock pursuant to the Plan shall not affect in any way the abilities of the Company to change or adjust its capital structure or to merge, consolidate, dissolve, liquidate or to sell or transfer all or any part of its business or assets.

    IX.  GENERAL PROVISIONS

      SECTION 9.01. General Restrictions. (a) Issuance of Stock and Compliance with Securities Act. The Company may postpone the issuance and delivery of Stock to Eligible Persons until the completion of such registration or other qualification of such Stock under any state or Federal law, rule or regulation as the Company shall determine to be necessary or advisable. Any Eligible Person shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue Stock in compliance with the provisions of the Securities Act of 1933, as amended, and any applicable state law.

      (b) Legends. All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock quotation system upon which the Stock is then listed and any applicable federal or state securities laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      SECTION 9.02. Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.

      SECTION  9.03.   Indemnification.   In  addition  to such  other
    rights of indemnification as they may have, and to the extent allowed by applicable law, the Administrator shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which they or any one of them may be party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in settlement thereof (provided that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Administrator did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Administrator shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

    X.   EFFECTIVE DATE OF PLAN

      The Plan shall become effective on the date on which the Plan is adopted by the Board and approved by its stockholders.

    XI.  TERM OF PLAN

      No Stock shall be granted pursuant to the Plan on or after December 31, 2008.

                                                          EXHIBIT 23.1



                      CONSENT OF INDEPENDENT AUDITORS


    We consent to the inclusion in the Form 10 of our report dated January 11, 2000, with respect to the financial statements of CONX Capital Corporation as of December 31, 1999 and 1998, and for the year ended December 31, 1999 and the period April 21, 1998 through December 31, 1998.



                                  /s/  Baird, Kurtz & Dobson

                                  BAIRD, KURTZ & DOBSON


    Little Rock, Arkansas
    July 31, 2000

                          CONX CAPITAL CORPORATION


                             DECEMBER 31, 1999




                             TABLE OF CONTENTS
                             -----------------


                                                                   Page
                                                                   ____

     INDEPENDENT ACCOUNTANTS' REPORT . . . . . . . . . . . . . .    F-2

     FINANCIAL STATEMENTS
        Balance Sheets . . . . . . . . . . . . . . . . . . . . .    F-3
        Statements of Income . . . . . . . . . . . . . . . . . .    F-4
        Statements of Changes in Stockholders' Equity  . . . . .    F-5
        Statements of Cash Flows . . . . . . . . . . . . . . . .    F-6
        Notes to Financial Statements  . . . . . . . . . . . . .    F-7

                      Independent Accountants' Report
                      -------------------------------



     Board of Directors
     CONX Capital Corporation
     Little Rock, Arkansas


        We have audited the accompanying balance sheets of CONX CAPITAL CORPORATION as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and the period April 21, 1998 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CONX CAPITAL CORPORATION as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and the period April 21, 1998 through December 31, 1998, in conformity with generally accepted accounting principles.



     Little Rock, Arkansas
     January 11, 2000

                          CONX CAPITAL CORPORATION

                               BALANCE SHEETS

                         DECEMBER 31, 1999 and 1998


                                   ASSETS
                                   ------

                                                    1999        1998
                                                    ----        ----


     Cash                                      $   97,203   $  85,009
     Accounts receivable - affiliated company      37,006
     Note receivable - affiliated company         175,565
     Equipment, at cost, net of accumulated
       deprectiaton                             7,891,979    4,602,807
                                                ---------    ---------
                                              $ 8,201,753  $ 4,687,816
                                                ==========  ==========


                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

     LIABILITIES
      Accounts payable - affiliated company   $    18,000  $    26,610
      Accrued expenses                             86,768       16,484
      Long-term debt                            7,435,985    4,560,985
      Deferred income taxes                       234,865        5,220
                                                ---------    ---------
          TOTAL LIABILITIES                     7,775,618    4,609,299
                                                ---------    ---------


     STOCKHOLDERS' EQUITY
      Common stock, $.01 par value,
        authorized and issued 7,000,000 shares     70,000       70,000
      Retained earnings                           374,135        8,517
                                                ---------    ---------
                                                  444,135       78,517

      Treasury stock, at cost, 350,000 shares     (18,000)
                                                ----------   ---------
                                                  426,135       78,517
                                                ----------   ---------
                                              $ 8,201,753  $ 4,687,816
                                              ===========  ===========


     See Notes to Financial Statements

                          CONX CAPITAL CORPORATION

                            STATEMENTS OF INCOME

            FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD
                  APRIL 21, 1998 THROUGH DECEMBER 31, 1998

                                              1999           1998
                                              ----           ----

     LEASE INCOME                       $ 2,894,050     $  635,550
                                         ----------      ---------
     OPERATING EXPENSES
      Management fees                        60,000
      Depreciation                        1,662,136        408,196
      Professional fees                       7,894         36,788
      Directors fees                         20,000         15,000
      Rent                                    6,000
      Taxes and licenses                      4,385
      Other                                   1,387            102
      Interest expense                      539,815        161,727
                                          ---------      ---------
                                          2,301,617        621,813
                                          ---------      ---------
     INCOME FROM OPERATIONS                 592,433         13,737
                                          ---------      ---------
     OTHER INCOME (EXPENSES)
      Interest income                         2,830

     INCOME BEFORE INCOME TAXES             595,263        13,737

     PROVISION FOR INCOME TAXES             229,645         5,220
                                          ---------      --------
     NET INCOME                         $   365,618    $    8,517
                                         ==========     =========
     EARNINGS PER SHARE

         Net Income                     $   365,518    $    5,220

          Weighted average shares of
            common stock                 6,825,000      7,000,000
                                         ---------      ---------
     Basic earnings per share          $    0.0536     $   0.0012
                                            ======         ======

     See Notes to Financial Statements

                          CONX CAPITAL CORPORATION




               STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

            FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD

                  APRIL 21, 1998 THROUGH DECEMBER 31, 1998


                                     Common    Retained   Treasury
                                      Stock    Earnings    Stock     Total
                                     -------   --------   -------    -----

     BALANCE, APRIL 21, 1998         $        $         $         $

      Issuance of common stock         70,000                         70,000

      Net income                                  8,517                8,517
                                       -------   -------  --------   -------

     BALANCE, DECEMBER 31, 1998         70,000    8,517               78,517

      Purchase of treasury
        stock                                            (18,000)    (18,000)

      Net income                                365,618               365,618
                                      -------   -------   -------     -------
     BALANCE, DECEMBER 31, 1999   $  70,000  $ 374,135  $ (18,000)  $ 426,135
                                   ========   ========   =========   ========


     See Notes to Financial Statements

                          CONX CAPITAL CORPORATION

                          STATEMENTS OF CASH FLOWS

            FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD
                  APRIL 21, 1998 THROUGH DECEMBER 31, 1998

                                                 1999         1998
                                                 ----         ----
    CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                              $ 365,618   $    8,517
      Items not requiring cash:
        Depreciation                          1,662,136      408,196
        Deferred income taxes                   229,645        5,220
      Changes in:
        Accounts receivable                     (37,006)
        Accounts payable and accrued expenses    61,674       43,094
                                              ---------     --------
          Net cash provided by operating
            activities                        2,282,067      465,027
                                              ---------     --------
     CASH FLOWS FROM INVESTING ACTIVITIES

      Purchase of property and equipment     (4,951,308)  (5,011,033)
      Issuance of note receivable              (175,565)
                                             -----------  -----------
          Net cash used in investing
            activities                       (5,126,873)  (5,011,033)

     CASH FLOWS FROM FINANCING ACTIVITIES
      Purchase of treasury stock                (18,000)
      Issuance of common stock                                70,000
      Proceeds from issuance of long-term
        debt                                  4,951,308    5,011,033
      Payments on long-term debt             (2,076,308)    (450,018)
                                              ---------    ---------
        Net cash provided by financing
          activities                          2,857,000    4,631,015
                                              ---------    ---------

     NET INCREASE IN CASH                        12,194       85,009

     CASH, BEGINNING OF PERIOD                   85,009
                                               --------    ---------
     CASH, END OF PERIOD                      $  97,203   $   85,009
                                               ========    =========

     See Notes to Financial Statements

                          CONX CAPITAL CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1999 AND 1998


     NOTE 1:   NATURE  OF   OPERATIONS  AND   SUMMARY  OF   SIGNIFICANT
               ACCOUNTING POLICIES

     Nature of Operations
     --------------------

         CONX Capital Corporation, a Delaware Corporation, is a specialty commercial finance company engaged in the business of originating and securing loans and equipment leases to smaller businesses, with a primary initial focus on regional trucking companies. The Company was organized in April 1998 with its headquarters located in Carson City, Nevada. The Company originates loans and leases through marketing offices located in Carson City, Nevada, and Little Rock, Arkansas. For the periods ended December 31, 1999 and 1998, all lease income was derived from one affiliated company.

     Use of Estimates
     ----------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Equipment
     ---------

         Equipment  is depreciated  over the  estimated useful  life of
     each asset.   Annual depreciation is  computed using the straight-
     line method.  Estimated useful lives are as follows:

      Tractors                                                 5 years
      Trailers                                                 10 years

     Income Taxes
     ------------

         Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

                          CONX CAPITAL CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1999 AND 1998


     NOTE 2:   LONG-TERM DEBT

     Note payable - Navistar Financial Corp. (A)           $  5,328,485
     Note payable   Banc One Leasing Corp. (B)                1,517,368
     Note payable   Fleet Capital Leasing (C)                   590,132
                                                             ----------
                                                           $  7,435,985
                                                             ==========

     Aggregate annual maturities of long-term  debt at December 31, 1999:

      2000                                                 $ 2,418,351
      2001                                                   2,594,615
      2002                                                   2,206,352
      2003                                                     216,667
                                                             ---------
                                                           $ 7,435,985
                                                             =========

(A) Due in monthly installments through 2003 ranging from $2,253 to $53,693; including interest from 6.5% to 7.4%; secured by
     trucks  and  trailers.   Notes  are guaranteed  by Continental
     Express SD, Inc. (See Note 3)

(B)  Due October  30, 2003; payable $14,892 monthly, including interest
     at  7.83%;  secured  by  trailers.    Note  is  guaranteed  by
     Continental Express SD, Inc. (see Note 3)

(C) Due January 28, 2003; payable $45,367 monthly, including interest at 6.5%; secured by tractors and trailers. Note is guaranteed by Continental Express SD, Inc. (see Note 3)

     NOTE 3:  RELATED PARTY TRANSACTIONS

         The  Company  leases  all  of  its  equipment  to  Continental
     Express SD, Inc., an affiliated company, which has common ownership with the Company. The lessor is required to pay all executory costs (maintenance and insurance). The Company uses the management and office supplies of Harvey, Inc., an affiliated Company, which is owned by the Company's principal stockholder. The Company paid Harvey, Inc. $60,000 during 1999 for management fees.

         At December 31, 1999, the Company had a receivable from Continental Express SD, Inc. in the amount of $175,565.

         At December 31, 1999, the approximate future minimum lease income under these operating leases are as follows:

               2000                                       $ 2,394,175
               2001                                           145,350
                                                            ---------
                                                          $ 2,539,525
                                                            =========

                          CONX CAPITAL CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1999 AND 1998


     NOTE 4:   INCOME TAXES

         The provision for income taxes includes these components:

                                                 1999         1998
                                                 ----         ----
      Taxes currently payable                $             $
      Deferred income taxes                     229,645        5,220
                                               --------      -------
                                             $  229,645    $   5,220
                                               ========     ========

         A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                 1999         1998
                                                 ----         ----
      Computed at the statutory rate (34%)    $ 202,389    $  4,670

      Increase resulting from:
        State income taxes net of federal
          tax benefit                            27,256         550
                                               --------    --------
      Actual tax provision                    $ 229,645    $  5,220
                                                =======     =======

         The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                 1999         1998
                                                 ----         ----
      Deferred tax assets:
        Net operating loss carryforwards
          (expiring 2019)                     $ 276,864    $ 172,937

      Deferred tax liabilities:
        Accumulated depreciation
                                               (511,729)     (178,157)

      Net deferred tax liability              $(234,865)    $  (5,220)
                                               ========      ========

                          CONX CAPITAL CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1999 AND 1998


     NOTE 5:   EQUIPMENT

         Equipment consists of the following at December 31, 1999 and 1998:

                                                  1999       1998
                                                  ----       ----

        Tractors                            $ 7,496,417  $ 3,960,053
        Trailers                              2,465,894    1,050,950
                                              9,962,311    5,011,003
        Less accumulated depreciation         2,070,332      408,196
                                              ---------    ---------
                                            $ 7,891,979  $ 4,602,807
                                              ---------   ----------

     NOTE 6:   SIGNIFICANT ESTIMATES AND CONCENTRATIONS

         Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. These matters include the following:

     Year 2000 Issue
     ---------------

         Like all entities, the Company is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent on microchips. The Company recognizes that the Year 2000 Issue poses a risk beyond January 1, 2000 as errors may not become evident until after that date.
     The Company has performed the remediation steps it believes necessary to address the Year 2000 Issue.

         It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which it does business. If remediation efforts of the Company or third parties with which it does business are not successful, the Year 2000 problem could have negative effects on the Company's financial condition and results of operation in the near term. The Company does not believe any significant Year 2000 problems have occurred.

                          CONX CAPITAL CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1999 AND 1998


     NOTE 7:   ADDITIONAL CASH FLOW INFORMATION


                                                       1999         1998
                                                       ----         ----
      Interest paid                               $  535,531    $  145,243
                                                    ========      ========

                          CONX Capital Corporation

                Accountants' Report and Financial Statements

                    June 30, 2000 and December 31, 1999




                             TABLE OF CONTENTS
                             _________________

                                                                   Page
                                                                   ____

     INDEPENDENT ACCOUNTANTS' REPORT . . . . . . . . . . . . . .   F-13

     FINANCIAL STATEMENTS
        Balance Sheets . . . . . . . . . . . . . . . . . . . . .   F-14
        Statements of Income . . . . . . . . . . . . . . . . . .   F-15
        Statements of Changes in Stockholders' Equity  . . . . .   F-16
        Statements of Cash Flows . . . . . . . . . . . . . . . .   F-17
        Notes to Financial Statements  . . . . . . . . . . . . .   F-18

                      Independent Accountants' Report
                      --------------------------------


     Board of Directors
     CONX Capital Corporation
     Little Rock, Arkansas


     We have reviewed the condensed balance sheet of CONX CAPITAL CORPORATION as of June 30, 2000 and the related condensed statement of income and cash flows for the six-month period ended June 30, 2000. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the condensed financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 1999 and the related statements of income, statements of changes in stockholders' equity, and cash flows for the year then ended and in our report dated January 11, 2000, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed financial statements as of December 31, 1999 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

                                        BAIRD, KURTZ & DOBSON


     Little Rock, Arkansas
     July 12, 2000

                          CONX CAPITAL CORPORATION

                               BALANCE SHEETS

                    JUNE 30, 2000 AND DECEMBER 31, 1999

                                   ASSETS
                                   ------
                                                   2000
                                                (Unaudited)     1999
                                                 ---------      ----

     Cash                                     $   287,485   $    97,203
     Accounts receivable - affiliated company     117,812        37,006
     Prepaid expenses                               5,000
     Note receivable - affiliated company                       175,565
     Equipment, at cost, net of accumulated
       depreciation                             11,521,002    7,891,979
                                                ----------    ---------
                                              $ 11,931,299  $ 8,201,753
                                                ==========   ==========

                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

     LIABILITIES
      Accounts payable - affiliated company   $             $    18,000
      Accrued expenses                             54,368        86,768
      Long-term debt                           10,822,713     7,435,985
      Deferred income taxes                       385,428       234,865
                                               ----------     ---------
          TOTAL LIABILITIES                    11,262,509     7,775,618
                                               ----------     ---------
     STOCKHOLDERS' EQUITY
      Common stock, $.01 par value,
        authorized and issued 7,000,000
        shares                                     70,000        70,000
      Retained earnings                           616,790       374,135
                                                ---------      --------
                                                  686,790       444,135

      Treasury stock, at cost, 350,000 shares     (18,000)      (18,000)
                                                ---------      ---------
                                                  668,790       426,135

                                             $ 11,931,299   $ 8,201,753
                                              ===========    ==========

     See Accountants  Review Report and
     Notes to Condensed Financial Statements

                          CONX CAPITAL CORPORATION

                            STATEMENTS OF INCOME

                   FOR THE SIX MONTHS ENDED JUNE 30, 2000
                  AND FOR THE YEAR ENDED DECEMBER 31, 1999


                                                 2000
                                              (Unaudited)     1999
                                               ---------      ----

     LEASE INCOME                          $  2,021,087    $ 2,894,050
                                             ----------     ----------

     OPERATING EXPENSES
      Management fees                            30,000         60,000
      Depreciation                            1,217,314      1,662,136
      Interest expense                          348,107        539,815
      Professional fees                          12,545          7,894
      Directors fees                             10,000         20,000
      Rent                                        3,000          6,000
      Taxes and licenses                          8,935          4,385
      Other                                       1,354          1,387
                                               --------       --------
                                              1,631,255      2,301,617
                                              ---------      ---------

     INCOME FROM OPERATIONS                     389,832        592,433

     OTHER INCOME (EXPENSES)
      Interest income                             3,386          2,830
                                               --------       --------
     INCOME BEFORE INCOME TAXES                 393,218        595,263

     PROVISION FOR INCOME TAXES                 150,563        229,645
                                                -------        -------
     NET INCOME                              $  242,655     $  365,618
                                               ========      =========

     EARNINGS PER SHARE
      Net income                              $ 242,655     $  365,618

      Weighted average shares of common
         stock                                6,650,000      6,825,000
                                              ---------      ---------

      Basic earnings per share              $     .0365    $     .0536
                                              =========      =========


     See Accountants  Review Report and
     Notes to Condensed Financial Statements

                          CONX CAPITAL CORPORATION

               STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   FOR THE SIX MONTHS ENDED JUNE 30, 2000
                  AND FOR THE YEAR ENDED DECEMBER 31, 1999



                                Common     Retained     Treasury
                                 Stock     Earnings      Stock        Total
                                ------     --------      ------       -----

BALANCE, DECEMBER 31, 1998     $ 70,000   $    8,517   $           $  78,517

   Purchase of treasury stock                            (18,000)    (18,000)

        Net income                           365,618                 365,618
                                -------     --------     --------    -------

BALANCE, DECEMBER 31, 1999       70,000      374,135     (18,000)    426,135

   Net income (unaudited)                    242,655                 242,655
                                -------      -------      -------    -------

BALANCE, JUNE 30, 2000
  (UNAUDITED)                  $ 70,000   $  616,790   $ (18,000)  $ 668,790
                                =======    =========    =========   ========








     See Accountants  Review Report and
     Notes to Condensed Financial Statements

                          CONX CAPITAL CORPORATION

                          STATEMENTS OF CASH FLOWS

                   FOR THE SIX MONTHS ENDED JUNE 30, 2000
                  AND FOR THE YEAR ENDED DECEMBER 31, 1999


                                                 2000
                                              (Unaudited)     1999
                                               ---------      ----

      Net income                            $   242,655   $  365,618
      Items not requiring cash:
        Depreciation                          1,217,314    1,662,136
        Deferred income taxes                   150,563      229,645
      Changes in:
        Accounts receivable                     (80,806)     (37,006)
        Prepaid expenses                         (5,000)
        Accounts payable and accrued expenses   (50,400)      61,674
                                              ----------   ---------
          Net cash provided by operating
            activities                        1,474,326    2,282,067
                                              =========    =========

     CASH FLOWS FROM INVESTING ACTIVITIES

      Purchase of property and equipment     (4,846,337)  (4,951,308)
      Issuance of note receivable                           (175,565)
      Collections on note receivable            175,565
                                               --------    ----------
         Net cash used in investing
            activities                       (4,670,772)  (5,126,873)


     CASH FLOWS FROM FINANCING ACTIVITIES

      Purchase of treasury stock                             (18,000)
      Proceeds from issuance of long-term
        debt                                  4,846,337    4,951,308

      Payments on long-term debt             (1,459,609)  (2,076,308)
                                              ---------    ----------
        Net cash provided by financing
          activities                          3,386,728    2,857,000
                                              ---------    ---------

     INCREASE IN CASH                           190,282       12,194

     CASH, BEGINNING OF PERIOD                   97,203       85,009

     CASH, END OF PERIOD                     $  287,485   $   97,203
                                              =========    =========



     See Accountants  Review Report and
     Notes to Condensed Financial Statements

                          CONX CAPITAL CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

                    JUNE 30, 2000 AND DECEMBER 31, 1999



     NOTE 1:   NATURE  OF   OPERATIONS  AND   SUMMARY  OF   SIGNIFICANT
               ACCOUNTING POLICIES

     Nature of Operations
     --------------------

         CONX Capital Corporation, a Delaware Corporation, is a specialty commercial finance company engaged in the business of originating and securing loans and equipment leases to smaller businesses, with a primary initial focus on regional trucking companies. The Company was organized in April 1998 with its headquarters located in Carson City, Nevada. The Company originates loans and leases through marketing offices located in Carson City, Nevada, and Little Rock, Arkansas. For the periods ended June 30, 2000 and December 31, 1999, all lease income was derived from one affiliated company. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

     Use of Estimates
     ----------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Equipment
     ---------

         Equipment is depreciated over the estimated useful life of each asset. Annual depreciation is computed using the straight-line method. Estimated useful lives are as follows:

      Tractors                                                 5 years
      Trailers                                                 10 years

     Income Taxes
     ------------

         Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

     See Accountants'  Review Report

                          CONX CAPITAL CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

                    JUNE 30, 2000 AND DECEMBER 31, 1999


     NOTE 2:   LONG-TERM DEBT
                                                         (Unaudited)
                                                         -----------
      Note payable - Navistar Financial Corp. (A)      $   7,656,654
      Note payable - Banc One Leasing Corp. (B)            1,291,439
      Note payable - Fleet Capital Leasing (C)               522,794
      Note payable - GE Capital Corp. (D)                  1,351,826
                                                         -----------
                                                        $ 10,822,713
                                                         ===========

   Aggregate annual maturities of long-term debt at June 30, 2000:

      2000                                              $  1,765,694
      2001                                                 3,728,899
      2002                                                 3,409,945
      2003                                                 1,586,389
      2004                                                   331,786
                                                          ----------
                                                        $ 10,822,713
                                                         ===========

(A) Due in monthly installments through 2003 ranging from $2,253 to $53,693; including interest from 6.5% to 7.4%; secured by
     trucks and  trailers.   Notes  are guaranteed  by  Continental
     Express SD, Inc. (See Note 3)

(B)  Due October 30, 2003;  payable $14,892 monthly, including interest
     at  7.83%;  secured  by  trailers.    Note  is  guaranteed  by
     Continental Express SD, Inc. (see Note 3)

(C)  Due January 28, 2003; payable $45,367 monthly, including  interest
     at  6.5%;  secured   by  tractors  and  trailers.     Note  is
     guaranteed by Continental Express SD, Inc. (see Note 3)

(D)  Due January 13, 2004;  payable $36,421 monthly, including interest
     at   8.26%;  secured  by  trucks.     Note  is  guaranteed  by
     Continental Express SD, Inc. (see Note 3)

     NOTE 3:  RELATED PARTY TRANSACTIONS

         The  Company  leases  all  of  its  equipment  to  Continental
     Express SD, Inc., an affiliated company, which has common ownership with the Company. The lessor is required to pay all executory costs (maintenance and insurance). The Company uses the management and office supplies of Harvey, Inc., an affiliated Company, which is owned by the Company's principal stockholder. The Company paid Harvey, Inc. $30,000 and $60,000 during the six months ended June 30, 2000 and the year ended December 31, 1999, respectively, for management fees.

     See Accountants' Review Report

                          CONX CAPITAL CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

                    JUNE 30, 2000 AND DECEMBER 31, 1999


     NOTE 3:  RELATED PARTY TRANSACTIONS (Continued)


         At  December 31, 1999, the Company  had a note receivable from
     Continental  Express SD,  Inc. in  the amount  of $175,565.   This
     note bears no interest.

         At June 30, 2000, the approximate future minimum lease income under these operating leases are as follows:

                                                          (Unaudited)
                                                           ---------
          2000                                         $   1,669,650
          2001                                             1,683,500
          2002                                               350,000
                                                           ---------
                                                       $   3,703,150
                                                           =========


     NOTE 4:   INCOME TAXES

         The provision for income taxes includes these components:

                                                 2000
                                              (Unaudited)      1999
                                               ---------       ----

      Taxes Currently Payable               $             $
      Deferred income taxes                     150,563       229,645
                                               ---------     --------
                                            $   150,563   $   229,645
                                               ========      ========

         A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                 2000
                                              (Unaudited)      1999
                                              -----------      ----
      Computed at the statutory rate (34%)   $  133,694   $   202,389

      Increase resulting from:
        State income  taxes - net of
          federal tax benefit                    25,152        27,256
        Other                                    (8,283)
                                                --------       -------

      Actual tax provision                   $  150,563    $  229,645


     See Accountants'  Review Report

                          CONX CAPITAL CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

                    JUNE 30, 2000 AND DECEMBER 31, 1999


     NOTE 4:   INCOME TAXES (Continued)

         The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                 2000
                                              (Unaudited)     1999
                                              -----------     ----
      Deferred tax assets:
        Net operating loss carryforwards
          (expiring 2019)                   $  350,794      $  276,864

      Deferred tax liabilities:
        Accumulated depreciation              (736,222)       (511,729)
                                               --------        -------
      Net deferred tax liability            $ (385,428)     $ (234,865)
                                               ========        =======

     NOTE 5:   EQUIPMENT

     Equipment consists of the  following at December 31, 1999 and 1998:

                                                 2000
                                              (Unaudited)     1999
                                               ---------      ----

        Tractors                           $ 12,342,754    $ 7,496,417
        Trailers                              2,465,894      2,465,894
                                              ---------      ---------
                                             14,808,648      9,962,311
        Less accumulated depreciation         3,287,646      2,070,332
                                              ---------      ---------
                                           $ 11,521,002    $ 7,891,979
                                             ==========      =========

     NOTE 6:   ADDITIONAL CASH FLOW INFORMATION

                                                 2000
                                              (Unaudited)     1999
                                               ---------      ----

      Interest paid                          $  348,107    $  535,531
                                              =========      ========


     See Accountants' Review Report

                            CONX CAPITAL CORPORATION

                        SELECTED QUARTERLY FINANCIAL DATA

                                   (Unaudited)

      All adjustments made to the unaudited financial statements were of a normal recurring nature.  In the opinion of management, all adjustments necessary for a fair presentation of the results of interim periods have been made.

                                            For the quarter ended:
                         ----------------------------------------------------------------------
                          6/30/2000       3/31/2000     12/31/99        9/30/99        6/30/99
                         ----------      ----------    ----------      ----------    ----------

 Net sales               $  1,075,108   $  945,979      $  768,950     736,650      $  736,650
                           ==========     ========        ========     =======        ========

 Net income              $    130,285   $  112,370      $   61,584     119,609      $  104,602
                            =========     ========        ========     ========       ========
                                  For the quarter ended:
                           ---------------------------------------
                            3/31/99       12/31/98        9/30/98
                           ---------      ---------      --------
 Net sales               $    651,800      332,025       $  303,525
                            =========     =========        ========
 Net income (loss)       $     79,823      (11,518)      $   20,035
                            =========     =========        ========


 EARNINGS PER SHARE

                                             For the quarter ended:
                          ---------------------------------------------------------------------
                           6/30/2000    3/31/2000         12/31/99        9/30/99       6/30/99
                          -----------   ----------       ----------      ---------     ---------
 Net income              $   130,285    $  112,370      $   61,584    $  119,609     $  104,602

 Weighted average shares
   of common stock         6,650,000     6,650,000       6,650,000     6,672,826      7,000,000
                           ---------     ---------       ---------     ---------      ---------
 Basic earnings per
 share                   $    0.0196    $   0.0169      $   0.0093    $   0.0179     $   0.0149
                           =========      ========        ========      ========       ========

                                    For the quarter ended:
                          ---------------------------------------
                            3/31/99      12/31/98          9/30/98
                           ---------     --------          -------
 Net income (loss)       $   79,823     $  (11,518)     $   20,035

 Weighted average shares
   of common stock        7,000,000      7,000,000        7,000,000
                          ---------      ---------        ---------

 Basic earnings per
  share                  $    0.0114    $   (0.0016     $    0.0029
                          ==========     ==========      ==========

                                     F-22

